Exhibit 10.1
EXECUTION COPY
CONFIDENTIAL
CITIGROUP GLOBAL MARKETS INC.
390 Greenwich Street
New York, New York 10013
May 31, 2011
Sealed Air Corporation
200 Riverfront Blvd, 3rd Floor
Elmwood Park, NJ 07407
Senior Secured Credit Facilities
Senior Bridge Facility
Commitment Letter
Ladies and Gentlemen:
You have advised Citi (as defined below, the “Commitment Party”, “we” or “us”) that Sealed Air Corporation (the “US Borrower” or “you”) desire to establish the Bank Facilities (as defined in Exhibit A) and the Senior Bridge Facility (as defined in Exhibit A), the proceeds of which would be used to finance the transactions described in Exhibit A (the “Transaction Description”). Capitalized terms used in this letter agreement but not defined herein shall have the meanings given to them in the Exhibits (as defined below) hereto.
Subject to the terms and conditions described in this letter agreement and the attached Exhibits A, B, C and D (collectively, the “Exhibits” and, together with this letter agreement, this “Commitment Letter”), (a) Citi is pleased to inform you of its commitment to provide 100% of the principal amount of the Bank Facilities (in such capacity, the “Initial Bank Lender”), (b) Citi is pleased to inform you of its commitment to provide 100% of the entire principal amount of the Senior Bridge Facility (in such capacity, the “Initial Bridge Lender”) and, together in its capacity as the Initial Bank Lender, the “Initial Lender”), (c) Citi is pleased to advise you of its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Bank Administrative Agent”) and collateral agent for the Bank Facilities, (d) Citi is pleased to advise you of its willingness to act as the sole and exclusive administrative agent (in such capacity, the “Bridge Administrative Agent” and, together with the Bank Administrative Agent, the “Administrative Agent”) and collateral agent for the Senior Bridge Facility, (e) Citi is pleased to advise you of its willingness to act as “left” lead arranger and “left” bookrunner (in such capacity, the “Bank Lead Arranger”) for the Bank Facilities and its willingness to use its commercially reasonable efforts to form a syndicate of Bank Lenders (as defined below) under the Bank Facilities, and (f) Citi is pleased to advise you of its willingness to act as “left” lead arranger and “left” bookrunner (in such capacity, the “Bridge Lead Arranger” and, together in its capacity as the Bank Lead Arranger, the “Lead Arranger”) for the Senior Bridge Facility and its willingness to use its commercially reasonable efforts to form a syndicate of Bridge Lenders (as defined below) under the Senior Bridge Facility. It is understood and agreed that Citi will have “left” placement on all marketing materials relating to the Senior Bridge Facility and the Bank Facilities.
Solution — Commitment Letter

You may appoint (x) up to four additional financial institutions to be co-lead arrangers and co-bookrunners for the Euro Bridge Subfacility, and (y) up to three additional financial institutions to be co-lead arrangers and co-bookrunners for each of the other Facilities, in each case, in a manner and with the economics determined by you, acting in consultation with Citi; provided that (i) each such appointment shall be made within 30 days of the date hereof (or within such longer time period as to which Citi may consent (such consent not to be unreasonably withheld or delayed)), (ii) in no event shall Citi’s percentage of the aggregate economics with respect to any Facility be reduced to a percentage that is less than Citi’s percentage of the aggregate commitments in respect of such Facility, (iii) in no event shall the percentage of economics received by any such financial institution with respect to any Facility exceed the percentage of commitments made by it with respect to such Facility, and (iv) Citi at all times shall retain no less than 50% of the aggregate economics and commitment amounts for each Facility. If you appoint any additional co-lead arrangers and co-bookrunners pursuant to the first sentence of this paragraph, then the economics and commitment amounts of the then-existing co-lead arrangers and co-bookrunners shall be reduced based on the aggregate amount of the economics and commitment amounts of such additional co-lead arrangers or co-bookrunners. Notwithstanding the appointment of any additional financial institutions pursuant to this paragraph, it is understood and agreed that (A) Citi will maintain its “left” placement on all marketing materials relating to the Senior Bridge Facility and the Bank Facility, and (B) no assignment or novation shall become effective with respect to all or any portion of the commitment amounts of any additional co-lead arrangers and co-bookrunners in respect of the Facilities until the Closing Date. You may appoint additional titled agents (without any economics) for each of the Facilities from among the Lenders in the syndicate arranged by Citi.
For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., as well as Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any other of its affiliates as Citigroup Global Markets Inc. shall determine to be appropriate to provide the services contemplated herein.
1. Conditions Precedent
The commitment and other obligations of the Commitment Party hereunder is subject only to the satisfaction or waiver of the following conditions:
     (a) The execution and delivery by the applicable Loan Parties of definitive loan documentation for the Bank Facilities (the “Bank Loan Documents”) and, if applicable, for the Senior Bridge Facility (the “Bridge Loan Documents” and, together with the Bank Loan Documents, the “Loan Documents”), in each case including, without limitation, credit agreements, security agreements, guarantees, intercreditor agreements and other agreements which shall, in each case, be consistent with this Commitment Letter and subject to the Certain Funds Provisions as set forth below.
     (b) Since December 31, 2010, no Dish Material Adverse Effect (as defined below) shall have occurred. For purposes hereof, “Dish Material Adverse Effect” means any event, change, development, effect or occurrence that has been or would reasonably be expected to be materially adverse to the business, assets, condition (financial or otherwise) or results of operations of Dish and the “Dish Subsidiaries” (as defined in the Merger Agreement) taken as a whole; provided, that in determining whether a Dish Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following, either alone, or in combination: (i) any event, change, development, effect or occurrence or event generally affecting the businesses or industries in which Dish and the Dish Subsidiaries operate (including general pricing changes), (ii) changes in general economic or business conditions, including changes in the financial, securities or credit markets, or changes in such conditions in any area in
Solution — Commitment Letter

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which Dish or the Dish Subsidiaries operate, (iii) changes in global or national political conditions (including any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism), (iv) except with respect to the representations and warranties contained in Section 3.5 of the Merger Agreement, the negotiation, execution or announcement of the Merger Agreement (including losses or threatened losses of the relationships of Dish or the Dish Subsidiaries with customers, distributors, suppliers, or franchisees) and the transactions contemplated thereby, (v) any action or omission (A) required or permitted by the Merger Agreement or (B) pursuant to the written consent of, or any action otherwise taken by, US Borrower or its Affiliates, (vi) the failure of Dish to meet any internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may be considered in determining whether there is a Dish Material Adverse Effect), (vii) any change in the trading prices of Dish’s 10.5% Senior Notes due 2020 and “DI’s” (as defined in the Merger Agreement) 8.25% Senior Notes due 2019 (provided that the underlying causes of such change may be considered in determining whether there is a Dish Material Adverse Effect), (viii) (A) changes in accounting requirements or principles or (B) any changes in applicable Laws (as defined in the Merger Agreement) or interpretations thereof, or (ix) seasonal fluctuations in the business of Dish and the Dish Subsidiaries (in each of the foregoing clause (i), (ii), (iii) and (viii)(B), to the extent such effect does not disproportionately affect Dish and the Dish Subsidiaries in relation to others in the same businesses or industries in which Dish and the Dish Subsidiaries operate).
     (c) The execution and delivery of this Commitment Letter and the Fee Letter.
     (d) The satisfaction or waiver of the conditions precedent to the initial funding of the applicable Facility expressly set forth in Exhibits B and C.
     (e) The satisfaction or waiver of the additional conditions precedent to the initial funding of the Facilities contained in Exhibit D.
It being understood that there are no conditions (implied or otherwise) to the commitments and other agreements hereunder other than the conditions stated in clauses (a) through (e) (and upon satisfaction of such conditions, the initial funding under the Facilities shall occur).
Notwithstanding anything in this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations or warranties, the making and accuracy of which shall be a condition to availability of the Facilities (as defined in Exhibit A) on the Closing Date shall be (A) such of the representations made by the Acquired Business in the Merger Agreement that are material to the interests of the lenders, but only to the extent that you have the right to terminate your obligations under the Merger Agreement as a result of a breach of such representations or warranties in the Merger Agreement (the “Merger Agreement Representations”) and (B) the Specified Representations (as defined below) made by the Borrowers in the Loan Documents and (ii) the terms of the Loan Documents shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions set forth in this Commitment Letter are satisfied (it being understood that to the extent any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected solely by the filing of a UCC financing statement, or possession of the certificated securities (if any, and to the extent required to be pledged pursuant to the section entitled “Collateral” on Exhibit B to this Commitment Letter) evidencing US Borrower’s, and its domestic subsidiaries’, equity) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the perfection or creation of such security interest(s) and, or provision of such deliverable shall not constitute a condition precedent to the availability of the Facilities
Solution — Commitment Letter

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on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed between the Bank Administrative Agent and US Borrower. For purposes hereof, the “Specified Representations” means the representations and warranties relating to the US Borrower and its subsidiaries set forth in the Loan Documents relating as to due organization, corporate existence, corporate power and authority (as to execution, delivery and performance of the applicable Loan Documents), the due authorization, execution, delivery and enforceability of the Loan Documents, the Loan Documents not conflicting with charter documents, no material conflicts of the Loan Documents with law to the extent such conflict could reasonably be expected to resulted in a Dish Material Adverse Effect, solvency of US Borrower and its consolidated subsidiaries on a consolidated basis, Federal Reserve margin regulations, status of debt under the Facilities as senior debt (if applicable), the Patriot Act and the Investment Company Act, and, in the case of the Bank Facilities, subject to the last parenthetical appearing in the preceding sentence, relating to the validity, priority and perfection of the security interests required to be pledged hereunder. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions.”
2. Commitment Termination
The Commitment Party’s commitment and the other obligations set forth in this Commitment Letter will terminate on the earlier of (A) January 1, 2012 (or such later date as may be extended pursuant to the terms of Section 7.1(b) of the Merger Agreement) and (B) the date the Merger Agreement is terminated in accordance with its terms prior to the closing of the Acquisition (such earlier date, the “Termination Date”) unless the Commitment Party shall, in its sole discretion, agree to an extension in writing.
3. Syndication
The Lead Arranger reserves the right, before or after the date of the consummation of the Acquisition (such date, the “Closing Date”) until the Syndication Date (as defined below), to syndicate all or a portion of the Initial Lender’s commitments under each Facility to one or more other financial institutions and institutional lenders selected (a) with respect to the Revolving Facility and the Term A Facility to (i) any of the pre-approved financial institutions listed on an “Approved Lender List” (a draft of which shall be provided by you to us within 5 business days of the date hereof, and which list shall then be reviewed and, if we reasonably deem it necessary, revised by you in cooperation with us), and (ii) otherwise, with your consent (such consent not to be unreasonably withheld, delayed or conditioned), and (b) with respect to the Term B Facility and the Senior Bridge Facility, in consultation with you, and in each case, that will become parties to the applicable Loan Documents (the financial institutions becoming parties to the Bank Loan Documents being collectively referred to herein as the “Bank Lenders” and the financial institutions becoming parties to the Bridge Loan Documents being collectively referred to herein as the “Bridge Lenders” and, together with the Bank Lenders, the “Lenders”); provided that notwithstanding the Lead Arranger’s right to syndicate the Facilities and receive commitments with respect thereto, (i) except to the extent that such assignees shall become parties to this Commitment Letter, the Initial Lender shall not be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of the Initial Lender’s commitments in respect of the Facilities until the initial funding of the Facilities, and (iii) unless you otherwise agree in writing, the Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Notwithstanding anything herein to the contrary, the Initial Lender will not syndicate to those banks, financial institutions and other institutional lenders identified in writing by you to us prior to the date hereof (“Disqualified Lenders”).
Solution — Commitment Letter

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The Lead Arranger, in its capacity as such, will manage all aspects of the syndication of the Facilities in consultation with you, including the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders (subject to the preceding paragraph), the allocation of commitments among the Lenders and the compensation to be provided to the Lenders.
Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lender’s commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the commencement or successful completion of syndication of the Facilities constitute a condition to the availability of the Facilities on the Closing Date. Until the earlier of (x) the date of completion of a Successful Syndication (as defined in the Fee Letter) and (y) the date that is 90 days after the Closing Date (in either case, the “Syndication Date”), you agree to actively assist the Lead Arranger in completing a timely syndication that is reasonably satisfactory to us and you. US Borrower’s assistance in forming such syndicate shall include but not be limited to: (i) as the Lead Arranger may reasonably request, making senior management, representatives and advisors of US Borrower available (and using your commercially reasonable efforts to make senior management of the Acquired Business available) to participate in informational meetings with potential Lenders at such times and, to the extent applicable, places, to be mutually agreed; (ii) ensuring that the syndication effort benefits from US Borrower’s existing lending relationships and to the extent practical and appropriate, the Acquired Business’s existing lending relationships; (iii) your cooperation (including using commercially reasonable efforts to cause the Acquired Business to cooperate) in the preparation of a customary confidential information memorandum and other marketing materials to be used in connection with the syndication; and (iv) using its commercially reasonable efforts to arrange for (A) the rating of the Notes and the Bank Facilities, in each case by each of Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Financial Services LLC, a wholly-owned subsidiary of The McGraw-Hill Companies, Inc. (“S&P”) before the marketing of the Notes and (B) an updated corporate family/corporate credit rating in respect of US Borrower (giving pro forma effect to the Transactions) from Moody’s and S&P. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon you, the Acquired Business or any of your or its affiliates. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Party in connection with the syndication of the Facilities shall be those required to be delivered pursuant to Exhibit D hereto. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, the obtaining of the ratings referenced above shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.
You acknowledge that (i) the Lead Arranger may make available any Information and Projections (each as defined in Section 8) (collectively, the “Company Materials”) on a confidential basis to potential Lenders by posting the Company Materials on IntraLinks, the Internet or another similar electronic system (the “Platform”) and (ii) certain of the potential Lenders may be public side Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to you, the Acquired Business or any securities of any thereof) (each, a “Public Lender” and each Lender that is not a Public Lender, a “Private Lender”). You agree (A) at the request of the Lead Arranger, to assist (and to use commercially reasonable efforts to cause the Acquired Business to assist) the Lead Arranger in preparing a version of the information package and presentation to be provided to potential Lenders that does not contain material non-public information concerning you, the Acquired Business or any securities of any thereof for purposes of United States federal and state securities laws; (B) to use commercially reasonable efforts to identify all Company Materials that are to be made available to Public Lenders which, at a minimum, will mean that the word “PUBLIC” will appear prominently on the first page thereof; (C) that by marking Company Materials “PUBLIC,” you will be deemed to have (i) represented that such Company Materials marked “PUBLIC” do not contain any material non-public information concerning you, the Acquired
Solution — Commitment Letter

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Business or any securities of any thereof, and (ii) authorized the Lead Arranger and the proposed Lenders to treat such Company Materials as not containing any material non-public information (although they may be confidential or proprietary) with respect to you, the Acquired Business or any securities of any thereof for purposes of United States federal and state securities laws (it being understood that you shall not be under any obligation to mark Company Materials “PUBLIC”); (D) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Lender”; and (E) the Lead Arranger will be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Lender.”
To ensure an orderly and effective syndication of each of the Facilities you agree that, until the Syndication Date, you will not and will not permit any of your affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of any debt security or commercial bank or other debt facility (including any renewals thereof) (other than the Bank Facilities, the Senior Bridge Facility, the Notes, the Securities (or other debt securities issued to refinance the Senior Bridge Facility in whole or in part), any indebtedness of the Acquired Business permitted to be incurred pursuant to the Merger Agreement, up to US$100.0 million of net debt under any structured finance facility in France and other debt incurred in the ordinary course of business (including, for the avoidance of doubt, any European securitization of accounts receivable up to a maximum aggregate amount of Euro 150.0 million), in each case, that could reasonably be expected to (as determined by the Lead Arranger, in consultation with the Borrower) adversely affect the syndication of the Facilities in any material respect without the prior written consent of the Lead Arranger (not to be unreasonably withheld).
You agree that no Lender will receive any compensation of any kind for its participation in the Facilities, except as expressly provided in the Fee Letter or in the Exhibits.
4. Fees
In addition to the fees described in the Exhibits, you will pay (or cause to be paid) the fees set forth in letter agreement dated the date hereof (the “Fee Letter”), between you and the Commitment Party. The terms of the Fee Letter are an integral part of the Commitment Party’s commitment and other obligations hereunder and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described in the Fee Letter and Exhibits B and C shall be nonrefundable when paid except as expressly set forth therein.
5. Indemnification
You agree to indemnify and hold harmless each Lead Arranger and each of their respective affiliates and their respective officers, directors, members, employees, agents and controlling persons (collectively, the “indemnified persons”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Loan Documents and the other transactions contemplated hereby or thereby, each of the Facilities and the use of the proceeds thereof or any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to any of the foregoing, regardless of whether any such indemnified person is a party thereto and whether or not such Proceedings are brought by you, by the Acquired Business, or by your or its respective creditors, equity holders or affiliates or any other third person, and to reimburse each such indemnified person within 5 business days for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all such indemnified persons, taken as a whole and, if necessary, of one local counsel in each appropriate jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction), and for all such indemnified persons, taken as a whole (and, in the case of a conflict of interest (as determined in the sole discretion of each affected
Solution — Commitment Letter

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indemnified person) where the indemnified person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected indemnified person) or other reasonable and documented out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses (i) which resulted from the gross negligence, bad faith or willful misconduct of such indemnified person or any of its affiliates or controlling persons or any of the officers, directors, employees, partners, successors, agents, advisors or representatives of any of the foregoing, (ii) to the extent arising from a material breach of the obligations of such indemnified person or any of its affiliates or controlling persons or any of the officers, directors, employees, partners, successors, agents, advisors or representatives of any of the foregoing under this Commitment Letter, the Fee Letter or the Loan Documents (in the case of each of preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) arising out of any Proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an indemnified person against any other indemnified person (except when one of the parties to such action was acting in its capacity as an agent, an arranger, a bookrunner or other agency capacity). Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such indemnified person or any related indemnified person. Notwithstanding any other provisions of this Commitment Letter to the contrary, none of we, you, the Acquired Business or any indemnified person shall be liable for any indirect, special, punitive or consequential damages incurred in connection with the Transactions or the other transactions contemplated by this Commitment Letter (provided that this provision shall not limit your indemnification obligations set forth above, including, without limitation, as to any claims by persons not party to this Commitment Letter, or brought in violation of this sentence). For purposes hereof, a “related indemnified person” of an indemnified person means (1) any person controlled by, controlling or under common control with such indemnified person (an “affiliate”) and (2) the respective directors, officers, employees or agents of such indemnified person or any affiliate of such indemnified person, in each case, acting on behalf of or at the instructions of such indemnified person or any such affiliate.
6. Costs and Expenses
You shall pay or reimburse the Commitment Party from time to time, upon presentation of a summary statement, together with any supporting documentation reasonably requested by you, for all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Commitment Party (whether incurred before or after the date hereof) in connection with the Facilities and the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter and the Loan Documents, provided that legal fees shall be limited to the reasonable fees and disbursements of counsel to the Commitment Party identified in Exhibits B and C and, if necessary, of one local counsel in each appropriate jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction) to the Commitment Parties in each relevant material jurisdiction; provided that, if the Closing Date does not occur, you shall only be required to reimburse 50% of the aggregate costs and expenses referenced in this Section 6. The foregoing provisions in this paragraph shall be superseded in each case, to the extent covered thereby, by the applicable provisions contained in the Loan Documents upon execution thereof and thereafter shall have no further force and effect.
Solution — Commitment Letter

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7. Confidentiality
You agree that this Commitment Letter and the Fee Letter, and the contents hereof and thereof, are for your confidential use only and that neither its existence nor the terms hereof will be disclosed by you to any person without the prior written approval of the Lead Arranger (such approval not to be unreasonably withheld or delayed) other than to your affiliates and your and their officers, directors, employees, attorneys, accountants, agents and other advisors, and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby. Notwithstanding the foregoing, (i) you may disclose this Commitment Letter (and the Fee Letter with fee amounts and percentages redacted) to the Acquired Business, its affiliates, their respective subsidiaries and their respective officers, directors, employees, affiliates, independent auditors, legal counsel and other legal advisors on a confidential and “need to know” basis in connection with the Acquisition, (ii) following your acceptance hereof, you may disclose the Commitment Letter (but not the Fee Letter) in any offering memoranda relating to the Notes, in any syndication or other marketing materials in connection with the Facilities or in connection with any public filing relating to the Transactions, (iii) following your acceptance of the provisions hereof and its return of an executed counterpart of this Commitment Letter to the Lead Arranger as provided below, you may file a copy of any portion of this Commitment Letter (other than the Fee Letter) in any public record in which it is required by law to be filed, (iv) you may disclose the existence and contents of this Commitment Letter, including the Exhibits A, B and C to any rating agency or other person in connection with the Transactions to the extent necessary to satisfy your obligations or the conditions hereunder, (v) you may make such other public disclosures of any of the terms and conditions hereof pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or as otherwise required by law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, regulation or other compulsory legal process or order to inform us promptly thereof prior to disclosure), (vi) you may disclose the aggregate fee amounts contained in the Fee Letter as part of Projections and, where applicable, the absence of any “flex” or similar terms that would decrease the amount of the Facilities, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities and/or the Notes or in any public filing relating to the Transactions, and to the Acquired Business, its affiliates, their respective subsidiaries and their respective officers, directors, employees, affiliates, independent auditors, legal counsel and other legal advisors on a confidential and “need to know” basis solely in connection with the Acquisition, and (vii) you may disclose the Exhibits and the existence of the Commitment Letter to any rating agency in connection with the Transactions. Your obligations under this paragraph shall terminate on the second anniversary of the date hereof.
The Commitment Party and its affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent the Commitment Party or its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, regulation, or other compulsory legal process or order, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Party or any of its affiliates (in which case the Commitment Party agrees, to the extent practicable and not prohibited by applicable law,
Solution — Commitment Letter

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regulation, or other compulsory legal process or order, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Commitment Party or any of its affiliates, (d) to the extent that such information is received by the Commitment Party from a third party that is not, to the Commitment Party’s knowledge, subject to confidentiality obligations owing to you, the Borrower or any respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Party, (f) to the Commitment Party’s affiliates and to their and their affiliates’ respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who have agreed (including as a general condition of employment) to keep information of this type confidential; (g) to potential or prospective lenders, participants or prospective participants and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to US Borrower or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or confidentiality and undertakings substantially similar to this paragraph) or (h) for purposes of establishing a “due diligence” defense; provided that (i) the disclosure of any such information to any potential or prospective Lenders, participants or prospective participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to US Borrower or any of its subsidiaries referred to above shall be made subject to the acknowledgment and acceptance by such potential or prospective Lender, participant or prospective participant or assignees or any direct or indirect contractual counterparty to any swap or derivative transaction relating to US Borrower or any of its subsidiaries that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Party, including, without limitation, as agreed in any Company Materials or other marketing materials) in accordance with the standard syndication processes of the Commitment Party or customary market standards for dissemination of such type of information and (ii) no disclosure shall be made by the Commitment Party to any Disqualified Lender. The Commitment Party’s, and its affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Bank Loan Documentation and Bridge Loan Documentation upon the initial funding thereunder; provided that if the Closing Date does not occur, this paragraph shall automatically terminate on the second anniversary hereof.
8. Representations and Warranties
You represent and warrant (which representation and warranty shall be to the best of your knowledge to the extent it related to the Acquired Business or its subsidiaries or businesses) that (i) all written information, other than Projections (as defined below), other forward looking information and information of a general economic or general or specific industry nature, that has been or will hereafter be made available to the Commitment Party by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby (the “Information”), when taken as a whole, is or will be correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made (giving effect to all supplements and updates previously provided thereto) and (ii) all financial projections, if any, that have been or will be prepared by or on behalf of you or by any of your representatives on your behalf in connection with the transactions contemplated hereby (which information shall be to the best of your knowledge to the extent it related to the Acquired Business or its subsidiaries or businesses) and made available to the Commitment Party, any Lender or any potential Lender (the “Projections”) have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such
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Projections may differ significantly from the projected results and such differences may be material. If, at any time prior to the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Acquired Business, you will use commercially reasonable efforts to) promptly supplement the Information and or Projections so that such representations and warranties (and with respect to the representations and warranties relating to the Acquired Business and its subsidiaries, to the best of your knowledge) contained in this paragraph remain accurate and complete in all material respects under those circumstances.
In arranging each of the Facilities including the syndications of the Facilities, the Commitment Party will be entitled to use, and to rely on the accuracy of, the Information without responsibility for independent verification thereof.
9.	No Third Party Reliance; Not a Fiduciary, Etc.
The agreements of the Commitment Party hereunder and of any Lender that issues a commitment to provide financing under the Bank Facilities and/or the Senior Bridge Facility are made solely for your benefit and the benefit of the Commitment Party, as applicable, and may not be relied upon or enforced by any other person.
You hereby acknowledge that the Commitment Party is acting pursuant to a contractual relationship, on an arm’s length basis, and the parties hereto do not intend that the Commitment Party act or be responsible as a fiduciary to you, your management, stockholders, creditors or any other person. You and the Commitment Party hereby expressly disclaim any fiduciary relationship and agree they are each responsible for making their own independent judgments with respect to any transactions entered into between them. You also hereby acknowledge that the Commitment Party has not advised and is not advising you as to any legal, accounting, regulatory or tax matters, and that you are consulting your own advisors concerning such matters to the extent you deem it appropriate.
You understand that the Commitment Party and its affiliates (collectively, the “Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research). Members of the Group and businesses within the Group generally act independently of each other, both for their own account and for the account of clients. Accordingly, there may be situations where parts of the Group and/or their clients either now have or may in the future have interests, or take actions, that may conflict with your interests. For example, the Group may, in the ordinary course of business, engage in trading in financial products or undertake other investment businesses for their own account or on behalf of other clients, including without limitation, trading in or holding long, short or derivative positions in securities, loans or other financial products of you or your affiliates or other entities connected with the Facility or the transactions contemplated hereby.
In recognition of the foregoing, you agree that the Group is not required to restrict its activities as a result of this Commitment Letter and that the Group may undertake any business activity without further consultation with or notification to you. Neither this Commitment Letter nor the receipt by the Commitment Party of confidential information nor any other matter will give rise to any fiduciary, equitable or contractual duties (including without limitation, any duty of trust or confidence) that would prevent or restrict the Group from acting on behalf of other customers or for its own account. Furthermore, you agree that neither the Group nor any member or business of the Group is under a duty to disclose to you or use on your behalf any information whatsoever about or derived from those activities or to account for any revenue or profits obtained in connection with such activities. However, consistent
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with the Group’s long-standing policy to hold in confidence the affairs of its customers, the Group will not use confidential information obtained from you except in connection with its services to, and its relationship with, you; provided, however, that the Group will be permitted to disclose information as provided in Section 7 above.
10. Assignments
Other than pursuant to the syndication provisions in paragraph 3 above, this Commitment Letter and the commitments hereunder shall not be assignable by any party hereto, without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be void ab initio).
11. Amendments
This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto.
12. Miscellaneous
THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE INTERPRETATION OF THE DEFINITION OF “DISH MATERIAL ADVERSE EFFECT” (AND WHETHER OR NOT A DISH MATERIAL ADVERSE EFFECT HAS OCCURRED) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF TO THE EXTENT THE SAME WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. This Commitment Letter and the Fee Letter set forth the entire agreement among the parties with respect to the matters addressed herein and supersede all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of a manually executed counterpart of this Commitment Letter. Sections 4 through 9 and 12 through 14 shall survive the termination of the Commitment Party’s commitment hereunder shall remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered (with respect to Section 7, to the extent set forth therein); provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof (including supplementing and/or correcting Information and Projections) prior to the Syndication Date and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Loan Documents upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lender’s commitments with respect to the Facilities (or portion thereof) hereunder at any time subject to the provisions of the preceding sentence. You acknowledge that information and documents relating to the Facilities may be transmitted through the Platform, subject to the limitations set forth in Section 3.
Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitment provided hereunder is subject to the conditions precedent as expressly set forth herein. Reasonably promptly after the execution of this Commitment Letter, the
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parties hereto shall proceed with the negotiation of the Loan Documents for the purpose of executing and delivering the Loan Documents substantially simultaneously with the consummation of the Acquisition.
Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.
13. Taxes; Payments.
All payments under this Commitment Letter (including without limitation, the Fee Letter) will, except as otherwise provided herein, be made in U.S. Dollars in New York, New York and will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto. You will pay any and all such taxes and will indemnify the Commitment Party for and hold it harmless against any such taxes and any liability arising therefrom or with respect thereto.
To the fullest extent permitted by law, you will make all payments hereunder regardless of any defense or counterclaim, including, without limitation, any defense or counterclaim based on any law, rule or policy which is now or hereafter promulgated by any governmental authority or regulatory body and which may adversely affect your obligation to make, or the right of the Commitment Party to receive, such payments.
14. Waiver of Jury Trial, Etc.
EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.
With respect to all matters relating to this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions and the financing contemplated under those agreements or undertakings, each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if that federal court lacks subject matter jurisdiction, the Commercial Division of the Supreme Court of the State of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or in any way relating to this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions and the financing contemplated under those agreements or undertakings, or (subject to clause (v) below) for recognition or enforcement of any judgment, (ii) agrees that it will not assert any claim, or in any way support any suit, action or proceeding, arising out of or relating to this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions and the financing contemplated under those agreements or undertakings, or for recognition or enforcement of any judgment, other than in such courts, (iii) agrees that all suits, claims, actions or proceedings related to this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions and the financing contemplated under those agreements or undertakings shall be heard and determined only in such courts, (iv) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum, (v) agrees that a final judgment of such courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and (vi) consents to the service of any process, summons, notice or document in any such suit, action or proceeding by registered mail addressed to you or us at the addresses specified on the first page of this Commitment Letter.
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Nothing herein will affect the right of any party to serve legal process in any other manner permitted by law.
15. Patriot Act
The Commitment Party hereby notifies you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the Commitment Party and the Lenders are required to obtain, verify and record information that identifies Borrowers, which information includes the name, address, tax identification number and other information regarding Borrowers that will allow the Commitment Party or such Lender to identify Borrowers in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Commitment Party and the Lenders.
Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them to Christopher Wood at Citigroup Global Markets Inc., 390 Greenwich St., New York, NY 10013, facsimile: (646) 291-5515, at or before 5:00 p.m. (New York City time) on June 3, 2011, the time at which the Commitment Party’s commitment and other obligations hereunder (if not so accepted prior thereto) will terminate.
[SIGNATURE PAGES FOLLOW]
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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours, CITIGROUP GLOBAL MARKETS INC.
By:	/s/ Christopher Wood
	Name:	Christopher Wood
	Title:	Director

[SIGNATURE PAGE]
Solution — Commitment Letter

Accepted and agreed: SEALED AIR CORPORATION
By:	/s/ David H. Kelsey
	Name:	David H. Kelsey
	Title:	CFO

[SIGNATURE PAGE]
Solution — Commitment Letter

CONFIDENTIAL	EXHIBIT A
Transaction Description
All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter to which this Exhibit A is attached. The following transactions, including the Acquisition, are referred to herein as the “Transactions.”
     1. Sealed Air Corporation (the “US Borrower”), through a wholly-owned subsidiary, will acquire all of the outstanding shares of a company identified to you as “Dish” (“Dish”, the “Acquired Business”) for aggregate consideration payable to Dish’s shareholders equal to 31,700,000 shares of US Borrower’s common stock plus US$2,284,437,000 (less certain transaction expenses as set forth in the Merger Agreement) (the “Acquisition”) pursuant to an Agreement and Plan of Merger, to be entered into by US Borrower, Dish and the other persons party thereto (together with all schedules, exhibits and annexes thereto, the “Merger Agreement”).
     2. The US Borrower will incur senior secured credit facilities consisting of (i) a term A loan facility, available in Euros, in an aggregate principal amount of up to the Equivalent (as defined in Exhibit B) of US$750 million, provided that the US Borrower may, within 30 days of the date on which it delivers to the Lead Arranger executed counterparts of the Commitment Letter and the Fee Letter (the “Execution Date”), with the consent of the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned), request that the entire amount of such term A loan facility be made available in U.S. Dollars, instead of Euros (the “Term A Facility”); (ii) a term B loan facility in the aggregate principal amount of up to the Equivalent of US$1,550 million, of which US$1,000 million thereof will be available in U.S. Dollars and the Equivalent of US$550 million thereof will be available in Euros, provided that the US Borrower may, within 30 days of the Execution Date, with the consent of the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned), request that the entire amount of such term B loan facility be made available in U.S. Dollars (the “Term B Facility”, and together with the Term A Facility, the “Term Facilities”); and (iii) a revolving credit facility, in an aggregate principal amount of up to the Equivalent of US$700 million, available in U.S. Dollars, Euros and in the Committed Currencies (the “Revolving Facility” and, together with the Term Facilities, the “Bank Facilities”), of which an amount to be agreed may be drawn on the Closing Date, in each case, as described in the summary of terms and conditions attached hereto as Exhibit B (the “Bank Term Sheet”).
     3. The US Borrower will (i) issue up to the Equivalent of US$1,500 million in aggregate principal amount of its unsecured senior notes (the “Notes”), of which an aggregate principal amount of up to the Equivalent of US$500 million thereof will be issued in Euros and US$1,000 million thereof will be issued in U.S. Dollars, in a public offering or in a Rule 144A or other private placement, or (ii) if and to the extent that some or all of the Notes are not placed, borrow up to the Equivalent of US$1,500 million in senior bridge loans (including an amount in Euros up to the Equivalent of US$500 million from one or more lenders (the “Euro Bridge Subfacility”)) under the senior bridge facility (the “Senior Bridge Facility” and, together with the Bank Facilities, the “Facilities”) described in Exhibit C (the “Bridge Term Sheet”), which would be anticipated to be refinanced with debt securities similar to the Notes (the “Securities”).
     4. All material existing third party indebtedness for borrowed money of Dish and its subsidiaries (which will exclude (x) certain existing indebtedness, including ordinary course
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working capital credit lines, with an aggregate amount outstanding thereunder of up to an amount that the Initial Lender and US Borrower reasonably agree may remain outstanding after the Closing Date (collectively, the “Permitted Existing Debt”) and (y) other de minimis indebtedness of Dish and its subsidiaries that is outstanding in a principal amount not to exceed US$5 million; provided that the aggregate amount of indebtedness outstanding pursuant to this clause (y) shall not exceed US$30 million) will be refinanced, repaid or satisfied and discharged in accordance with the requirements of the applicable indentures and the credit facility and all liens other than liens permitted to remain outstanding under the Loan Documents (including, without limitation, any liens relating to the Permitted Existing Debt) shall be discharged (or arrangements shall be made for such discharge) (the “Dish Refinancing”). Letters of credit issued under Dish’s current credit facility agreement will be reissued under, or assumed by the Issuing Bank pursuant to, the Revolving Facility.
     5. All indebtedness under the Five Year Credit Agreement (the “Soap Credit Agreement”), dated as of July 26, 2005 (as amended from time to time) by and among Sealed Air Corporation, certain of its subsidiaries and CitiCorp USA, Inc., as Agent, will be refinanced, repaid or satisfied and discharged in accordance with the requirements thereof (the “Soap Refinancing” and together with the Dish Refinancing, the “Refinancing”). At the option of the Borrowers, letters of credit issued under the Soap Credit Agreement will be reissued under, or assumed by the Issuing Bank pursuant to, the Revolving Facility.
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CONFIDENTIAL	EXHIBIT B
Senior Secured Bank Facilities
Summary of Principal Terms and Conditions
All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter (including the exhibits thereto) to which this Summary of Principal Terms and Conditions is attached.

Borrowers:	Sealed Air Corporation (the “US Borrower”, each wholly-owned restricted foreign subsidiary of the US Borrower listed on Annex I to this Exhibit B and certain other wholly-owned foreign restricted subsidiaries of the US Borrower, to be agreed, the “Foreign Borrowers”, and together with the US Borrower, the “Borrowers”). The Borrowers and the Guarantors (as defined below) are collectively referred to herein as the “Loan Parties.”

Bank Lead Arrangers:	Citi (in its capacity as “left” lead arranger and “left” bookrunner, the “Bank Lead Arranger”, and together with such other lead arrangers and bookrunners as may be appointed by US Borrower in accordance with the terms of the Commitment Letter, the “Bank Lead Arrangers”).

Bank Administrative Agent, and Collateral Agent:	Citi (in its capacity as administrative agent for the Bank Lenders, the “Bank Administrative Agent”, and in its capacity as collateral agent for the Bank Lenders, the “Collateral Agent”).

Bank Lenders:	Citi and a syndicate of financial institutions and institutional lenders (excluding Disqualified Lenders) arranged by the Bank Lead Arrangers in consultation with (or where applicable, with the consent of), US Borrower, in accordance with the syndication provisions of the Commitment Letter (the “Bank Lenders”).

Guarantors:	All obligations under the Bank Facilities and under any cash management, interest rate protection or other hedging arrangements entered into with the Bank Administrative Agent, any Bank Lender, or any affiliates of the foregoing shall be unconditionally and irrevocably guaranteed on a senior secured basis (the “Bank Guarantees”) by, except to the extent prohibited or restricted by applicable law or by contract existing on the Closing Date or, with respect to subsidiaries acquired after the Closing Date, existing when such subsidiary was acquired (including any requirement to obtain the consent of any governmental authority or third party) or resulting in material adverse tax consequences as reasonably determined by US Borrower in consultation with the Bank Administrative Agent, all of the existing and future, direct and indirect, wholly-owned, material domestic restricted subsidiaries of US Borrower except: (i) any indirect subsidiaries constituting controlled foreign
Solution — Commitment Letter

corporations or any direct subsidiaries thereof, (ii) any wholly-owned, domestic restricted subsidiary substantially all of the assets of which constitute the equity of controlled foreign corporations and (iii) any unrestricted subsidiaries, captive insurance companies, not-for-profit subsidiaries, special purpose entities and immaterial subsidiaries.

In addition, wholly-owned, material foreign restricted subsidiaries of the Borrowers will be required to provide Bank Guarantees with respect to the obligations of Foreign Borrowers, subject to any requirements of applicable law and the benefit from any such guarantee outweighing the cost of obtaining the same, as reasonably determined by the Bank Administrative Agent in consultation with US Borrower.

The subsidiary guarantors described under this section being referred to herein as the “Guarantors”.

Bank Facilities:	(A) A term A term loan facility (the “Term A Facility”), available in Euros, in an aggregate principal amount equal to the Equivalent of US$750 million; provided, that the US Borrower may, within 30 days of the Execution Date (as defined in Exhibit A), with the consent of the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned), request that the entire amount of the Term A Facility be made available in U.S. Dollars, instead of Euros.

(B) A term B term loan facility (the “Term B Facility”, and together with the Term A Facility, the “Term Facilities”) in an aggregate principal amount equal to the Equivalent of US$1,550 million, of which (x) US$1,000 million shall be available in U.S. Dollars (the “Dollar Term B Subfacility”), and (y) the Equivalent of US$550 million shall be available in Euros (the “Euro Term B Subfacility”); provided, that the US Borrower may, within 30 days of the Execution Date, with the consent of the Lead Arranger (such consent not to be unreasonably withheld, delayed or conditioned), request that the entire amount of the Euro Term B Subfacility re-allocated to the Dollar Term B Subfacility and be made available in U.S. Dollars, instead of Euros.

(C) A revolving credit facility (the “Revolving Facility”, and together with the Term Facilities, the “Bank Facilities”) in an aggregate principal amount equal to the Equivalent of US$700 million, available in U.S. Dollars, Euros and the Commitment Currencies (as defined below). In addition, (i) up to an amount to be agreed of the Revolving Facility will be available for the issuance of letters of credit (“Letters of Credit”), and (ii) up to an amount to be agreed of the Revolving Facility will be available as a swingline subfacility (the “Swingline Facility”).
Solution — Commitment Letter

Letters of Credit issued under the Revolving Facility (i) will be issued by Citi and by one or more Bank Lenders reasonably acceptable to US Borrower and the Bank Lead Arrangers (each such Bank Lender, an “Issuing Bank”) and (ii) may be issued for the account of any Borrower. Each Letter of Credit shall expire not later than the earlier of (i) twelve months after the original date of issuance and (ii) the fifth business day prior to the Revolving Maturity Date (as defined below); provided that any letter of credit may provide for renewal thereof on an “evergreen” basis for additional periods of up to 12 months (which shall be subject to customary non-renewal provisions, and which shall in no event extend beyond the date referred to in clause (ii) above).

“Committed Currencies” means the lawful currency of Australia, lawful currency of Canada, lawful currency of Japan, lawful currency of the United Kingdom of Great Britain and Northern Ireland, lawful currency of The Swiss Federation, lawful currency of New Zealand and such other currencies as mutually agreed, in each case with applicable sublimits to be determined as mutually agreed.

Drawings in respect of any Letter of Credit shall be reimbursed by the Borrowers within one business day after notice of such drawing by the Bank Administrative Agent to the applicable Borrower. To the extent the Borrowers do not so reimburse the Issuing Bank, the Bank Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the applicable Issuing Bank on a pro rata basis in accordance with their respective commitments under the Revolving Facility. The issuance of all Letters of Credit shall be subject to the customary procedures of the applicable Issuing Bank.

Except for purposes of calculating the commitment fee described below, any swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

“Equivalent” means, whenever this Commitment Letter requires or permits a determination of the equivalent in any currency (the “base currency”) of an amount expressed in any other currency (the “other currency”), the equivalent amount in such base currency of such amount expressed in the other currency as determined by the Bank Administrative Agent on such date on the basis of the Spot Rate for the purchase of the base currency with such other currency on the relevant computation date provided for hereunder. “Spot Rate” for a currency means the rate quoted by the Bank Administrative Agent as the spot rate for the purchase by the Bank Administrative Agent of such currency with another currency through its foreign exchange office at approximately 11:00 a.m. (New York City time) on the date 2 business days prior to the date as of which the applicable foreign
Solution — Commitment Letter

exchange computation is made; provided that in the case of Canadian Dollars, the Spot Rate will be determined at approximately 11:00 a.m. (New York City time) on the date 1 business day prior to the date as of which the applicable foreign exchange computation is made.

Maturity and Amortization:	Term A Facility: The Term A Facility shall mature on the fifth anniversary of the Closing Date (the “Term A Maturity Date”). The Term A Facility will amortize in equal quarterly installments in annual amounts set forth below:

Term A Facility
Year 1	5.00%
Year 2	10.00%
Year 3	10.00%
Year 4	25.00%
Year 5	50.00%

Term B Facility: The Term B Facility shall mature on the seventh anniversary of the Closing Date (the “Term B Maturity Date”). The Term B Facility will amortize in equal quarterly installments in the annual amounts set forth below:

Term B Facility
Year 1	1.00%
Year 2	1.00%
Year 3	1.00%
Year 4	1.00%
Year 5	1.00%
Year 6	1.00%
Year 7	1.00%

Revolving Facility: The Revolving Facility shall mature on the fifth anniversary of the Closing Date (the “Revolving Maturity Date”). There shall be no amortization in respect of loans under the Revolving Facility (the “Revolving Loans”; each of the Terms Loans and the Revolving Loans, a “Bank Loan” and collectively, the “Bank Loans”).

Incremental Facilities:	The Bank Loan Documents will permit the Borrowers to (a) add one or more incremental term loan facilities to the Bank Facilities (each, an “Incremental Term Facility”) and (b) add one or more revolving credit facilities and/or increase commitments under the Revolving Facility (any such revolving credit facility or increase, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”); provided that (i) US Borrower is in pro forma compliance with the Financial Covenant (as defined below) contained in the Bank Facilities Documentation (regardless of whether such Financial
Solution — Commitment Letter

Covenant is otherwise then in effect), (ii) the Incremental Facilities do not exceed in the aggregate the sum of (A) US$500 million and (B) up to an additional US$500 million, so long as the US Borrower’s Total Net Secured Leverage Ratio (to be defined in the Bank Loan Documents in a manner consistent with the Documentation Principles), calculated giving pro forma effect to the requested incremental borrowing, is no greater than 2.0 : 1.0, (iii) no Lender will be required to participate in any such Incremental Facility, (iv) the Incremental Facilities will rank pari passu in right of payment and security with the other Bank Facilities, (v) the Incremental Term Facilities will have a final maturity no earlier than the final maturity of the Term B Facility and any Incremental Revolving Facility will have a final maturity no earlier than the final maturity of the Revolving Facility, (vi) the weighted average life to maturity of any Incremental Term Facility shall be no shorter than that of the Term B Facility, (vii) subject to clauses (v) and (vi) above, the amortization schedule applicable to any Incremental Term Facility shall be determined by US Borrower and the lenders thereunder and the Incremental Revolving Facility shall not have amortization, (viii) no event of default shall have occurred and be continuing or would result therefrom, (ix) the all-in yield (whether in the form of interest rate margins, original issue discount (“OID”), upfront fees or a greater interest rate floor) applicable to any Incremental Facility will be determined by US Borrower and the Lenders providing such Incremental Facility, but will not be more than 0.50% higher than the corresponding all-in yield (after giving effect to interest rate margins (including interest rate floors), OID and upfront fees) for the existing Term B Facility or Revolving Facility, as the case may be, unless the interest rate margins (and, if applicable, interest rate floors) with respect to the existing Term B Facility or Revolving Facility, as the case may be, are increased by an amount equal to the difference between the all-in yield with respect to the Incremental Facility and the corresponding all-in yield on the existing Term B Facility or Revolving Facility, as the case may be, minus 0.50%, (x) the representations and warranties in the Bank Loan Documents shall be true and correct in all material respects, and (xi) except as otherwise required or permitted in clauses (i) through (x) above, all other terms of such Incremental Facility, if not consistent with the terms of the existing Term Facility or Revolving Facility, as the case may be, will be as agreed among the US Borrower, the lenders providing such Incremental Facility and the Administrative Agent. The Borrowers may seek commitments in respect of the Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders (in the case of such additional banks, financial institutions and other institutional lenders, subject to the consent of Administrative Agent (not to be unreasonably withheld or
Solution — Commitment Letter

delayed) if such consent is required under “Assignments and Participations”) who will become Lenders in connection therewith. No Lender shall be under any obligation to provide any portion of any requested Incremental Facilities.

Purpose and Availability:	Term A Facility: The full amount of the Term A Facility shall be available in a single borrowing on the Closing Date and shall be utilized to (a) finance the Acquisition and the Transactions (including refinancing pre-existing indebtedness (and any interest or fees in connection therewith) of the Acquired Business), and (b) pay fees and expenses incurred in connection with the Transactions. Once repaid, no amount of Term A Loans may be reborrowed.

Term B Facility: The full amount of the Term B Facility shall be available in a single borrowing on the Closing Date and shall be utilized to (a) to finance the Acquisition and the Transactions (including refinancing pre-existing indebtedness (and any interest or fees in connection therewith) of the Acquired Business), and (b) pay fees and expenses incurred in connection with the Transactions. Once repaid, no amount of Term B Loans may be reborrowed.

Revolving Facility: The Revolving Loans (and the Letters of Credit issued thereunder) shall be available on the Closing Date and shall be utilized solely for the Borrowers’ and their subsidiaries’ working capital requirements and other general corporate purposes (including permitted acquisitions); provided that on the Closing Date the Revolving Loans shall be available only (i) in an amount up to US$400 million (less any amount funded pursuant to clause (ii) below) to finance liabilities incurred by US Borrower arising out of the W.R. Grace liability, (ii) in an amount of up to US$25 million to finance the Transactions, (iii) to fund OID or upfront fees in connection with the Facilities in an amount sufficient to fund any OID or upfront fees required to be funded on the Closing Date including those required to be funded under the “flex” provisions in the Fee Letter or in connection with the issuance of the Senior Term Loans or any Exchange Securities on the Closing Date (excluding letter of credit usage), and (iv) in an amount up to US$100 million for working capital needs. Revolving Loans may be borrowed, repaid and reborrowed from time to time.

Letters of credit may be issued on the Closing Date to backstop or replace letters of credit outstanding on the Closing Date (including by “grandfathering” such existing letters of credit in the Revolving Facility) or for other general corporate purposes.

Collateral:	Subject to the Certain Funds Provisions, the Bank Facilities of US Borrower, any cash management, and all interest rate protection and other hedging arrangements entered into by US
Solution — Commitment Letter

Borrower with the Bank Administrative Agent, any Bank Lender, or any affiliates of the foregoing will be secured by a valid and perfected first priority lien and security interest in all of the following, whether owned on the Closing Date or thereafter acquired (collectively, the “US Collateral”):

(a)  All present and future tangible and intangible assets of US Borrower and the domestic Guarantors including but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real property, fixtures, deposit accounts, general intangibles, intercompany debt, license rights, intellectual property, chattel paper, contract rights, hedge agreements, documents, instruments, tax refunds, investment property and cash, wherever located, in each case, other than accounts receivable securing any securitization facility; and

(b) All proceeds and products of the property and assets described in clause (a) above.

Notwithstanding the foregoing, (a) the Collateral shall not include: (i) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or third party), (ii) pledges and security interests in agreements, licenses and leases that are prohibited or restricted by such agreements, licenses and leases (including any requirement to obtain the consent of any governmental authority or third party), to the extent prohibited or restricted thereby, and except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code, other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition, (iii) any assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by US Borrower and the Bank Administrative Agent, (iv) any real property interest constituting “Principal Property”, as defined in the indentures governing the 5.625% Senior Notes due July 2013, the 12% Senior Notes due February 2014, the 7.875% Senior Notes due June 2017 and the 6.875% Senior Notes due July 2033 (collectively, the “Existing Senior Notes”) as in effect on the date hereof and the capital stock of any subsidiary which cannot be pledged under such indentures without triggering the equal and ratable clauses thereunder, while any Existing Senior Notes remain outstanding, (v) any immaterial fee-owned real property and any leasehold interest (it being understood there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters), (vi) letter of credit rights and commercial tort claims, in each case below thresholds to be agreed, (vii) any governmental licenses or state or local
Solution — Commitment Letter

franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby, (viii) margin stock and to the extent prohibited by the terms of any applicable charter joint venture agreement, shareholders agreement or similar agreement, equity interests in any person other than material wholly-owned restricted subsidiaries, (ix) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition and (x) in the case of the capital stock of any foreign subsidiary of a U.S. entity or of a U.S. entity that is a disregarded entity for U.S. federal income tax purposes substantially all of whose assets consist of capital stock and/or indebtedness of one or more foreign subsidiaries and any other assets incidental thereto, shall be limited to 65% of the stock of such foreign subsidiary or such U.S. entity, as the case may be, (b) no actions shall be required to perfect a security interest in letter of credit rights, chattel paper, hedge agreements, tax refunds, motor vehicles and other assets subject to certificates of title or commercial tort claims other than the filing of a Uniform Commercial Code financing statement and (c) control agreements and perfection by “control” shall not be required with respect to any Collateral (other than delivery of stock certificates of material wholly-owned domestic subsidiaries and notes evidencing material indebtedness).

Subject to the Certain Funds Provisions, all the above-described pledges, security interests and mortgages shall be created on terms and pursuant to documentation reasonably satisfactory to the Bank Administrative Agent, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, subject to exceptions to be agreed upon. Assets will be excluded from the Collateral in circumstances to be agreed and in circumstances where the Bank Administrative Agent (in consultation with US Borrower) determines in writing that the cost of obtaining a security interest in such assets is excessive in relation to the value afforded thereby.

Subject to the Certain Funds Provisions, the Bank Facilities of the Foreign Borrowers will be secured by the US Collateral and by a valid and perfected first priority security interest in certain assets of the Foreign Guarantors to be agreed.
Solution — Commitment Letter

Documentation Principles:	The Bank Loan Documents shall contain the terms set forth in this Exhibit B and, to the extent any other terms are not expressly set forth in this Exhibit B, will be negotiated in good faith and shall contain such other terms as US Borrower and the Bank Lead Arrangers shall reasonably agree; it being understood and agreed that the Bank Loan Documents shall be usual and customary for financings of this kind and size, as agreed by the Bank Lead Arrangers and US Borrower, as modified as appropriate in light of the operational requirements of US Borrower and its subsidiaries in light of their size, industry, businesses, leverage, ratings and business practices, and with baskets and exceptions commensurate with the increased size of US Borrower after giving effect to the Transactions (the “Documentation Principles”).

Interest:	At the Borrowers’ option, the Bank Loans denominated in U.S. dollars will bear interest based on the Base Rate or Eurocurrency Rate (in each case, as defined below), except that all swingline borrowings will accrue interest based only at the Base Rate. Bank Loans denominated in Euros will bear interest at the Eurocurrency Rate, and Bank Loans denominated in other Committed Currencies shall bear interest at their local equivalent of the Eurocurrency Rate.

A. Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin, calculated on the basis of the actual number of days elapsed in a year of 365 days and payable quarterly in arrears. “Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1.00%, (ii) the rate that the Bank Administrative Agent announces from time to time as its prime or base commercial lending rate, as in effect from time to time, and (iii) one-month LIBOR (determined as of such day) plus 1.00%.

Base Rate borrowings will be in minimum amounts to be agreed upon and (other than swingline borrowings) will require one business day’s prior notice.

B. Eurocurrency Option

Interest will be determined for periods to be selected by the Borrowers (“Interest Periods”) of one, two, three or six months (or with the consent of each Lender, nine or twelve months) and will be at an annual rate equal to (i) if the currency of such loans is U.S. Dollars, the London Interbank Offered Rate (“LIBOR”) for the corresponding deposits of U.S. Dollars, plus the applicable Interest Margin, and (ii) if the currency of such loans is Euros, the rate per annum for deposits in Euros that appears on
Solution — Commitment Letter

Reuters Page EURIBOR-01 (“EURIBOR”), plus the applicable Interest Margin.

LIBOR will be determined by reference to the rate appearing on Reuters Screen Libor 01 for the applicable interest period (or on any successor or substitute page of such screen, or any successor to or substitute for such screen, providing rate quotations comparable to those currently provided on such page of such screen, as determined by the Bank Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market).

EURIBOR will be determined by reference to the rate appearing on Reuters Page EURIBOR-01 for the applicable interest period (or on any successor or substitute page of such page, or any successor to or substitute for such page, providing rate quotations comparable to those currently provided on such page, as determined by the Bank Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Euro deposits in the London interbank market).

The term “Eurocurrency Rate” shall mean LIBOR and/or EURIBOR, as the context shall require.

Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, quarterly, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. The Eurocurrency Rate will be adjusted for maximum statutory reserve requirements (if any) pursuant to terms to be agreed.

Eurocurrency borrowings will require 3 business days’ prior notice and will be in minimum amounts to be agreed upon.

At no time shall the Eurocurrency Rate with respect to the Term B Facility be less than 1.00% per annum.

C. Interest Margins

The applicable Interest Margin will be the basis points set forth in the following table.

	Base Rate Loans	Eurocurrency Rate Loans
Revolving Facility	1.50%	2.50%
Term A Facility	1.50%	2.50%
Term B Facility
U.S. Dollar	1.75%	2.75%
EUR	2.00%	3.00%
Solution — Commitment Letter

The Interest Margin under the Revolving Facility and the Term A Facility shall be subject to step-downs to be agreed.

Default Interest:	Any principal or interest payable under or in respect of the Bank Facilities not paid when due shall bear interest at the applicable interest rate plus 2.00% per annum. Other overdue amounts shall bear interest at 2.00% per annum above the rate applicable to ABR loans.

Unused Commitment Fees:	0.50% per annum on the unused amount of the commitments under the Revolving Facility (calculated on an actual/360-day basis) subject to a step-down to 0.375% based on a Net Total Leverage Ratio level to be agreed, payable (i) quarterly in arrears and (ii) on the date of termination or expiration of the commitments (the “Unused Commitment Fee”).

Letter of Credit Fees:	The Borrowers shall pay (calculated on an actual/360-day basis) (a) to the applicable Issuing Bank for its own account a fronting fee equal to 0.125% per annum on the aggregate face amount of each Letter of Credit issued and (b) to the Bank Lenders under the Revolving Facility a participation fee equal to the applicable Interest Margin for Eurocurrency Revolving Loans on the face amount of each such Letter of Credit. Other customary administrative, issuance, amendment and other charges shall be payable to the applicable Issuing Bank for its own account.

Voluntary Prepayments and Commitment Reductions:	The Borrowers may prepay, in whole or in part, the Bank Facilities, with prior notice but without premium or penalty (other than any breakage costs) and in minimum amounts to be agreed. Voluntary reductions to the unutilized commitments of the Revolving Facility may be made from time to time by the Borrowers without premium or penalty.

Mandatory Prepayments:	Mandatory prepayments of the Term Loans shall be required from the following, subject to the Documentation Principles:

(a) 100% of the net cash proceeds of any non-ordinary course sale or other disposition of assets (including as a result of casualty or condemnation and excluding sales of inventory, obsolete or worn-out property, property no longer useful in such person’s business and other customary exceptions to be agreed) by US Borrower and its restricted subsidiaries in excess of an amount to be agreed (subject to reinvestment of such proceeds in the business of US Borrower or its restricted subsidiaries within (i) 12 months following receipt or (ii) if US Borrower or its applicable restricted subsidiaries have contractually committed to reinvest such proceeds within 12 months following receipt, 18 months following receipt;
Solution — Commitment Letter

(b) 100% of the net cash proceeds from issuances or incurrence of debt by US Borrower and its restricted subsidiaries (other than indebtedness permitted by the Bank Facilities, including the Notes, the Securities and other indebtedness permitted or required to be issued under the Senior Bridge Facility); and

(c) 50% of excess cash flow for each fiscal year of US Borrower (commencing with the first full fiscal year ended after the Closing Date); provided, that the foregoing percentage shall be reduced to 25% and 0% subject to Net Total Leverage Ratio levels to be agreed; provided further that (i) voluntary prepayments of the Term Loans and the Revolving Loans (to the extent accompanied by a permanent reduction of the corresponding commitment) made during such fiscal year, or after the year end and prior to the time such excess cash flow prepayment is due, will reduce the amount of excess cash flow prepayments required for such fiscal year on a dollar-for-dollar basis (in the case of Loans prepaid at a discount to par, with such reduction of the amount of excess cash flow prepayments being equal to the amount of cash spent to make such prepayment (as opposed to the face amount of the Loans so prepaid) and (ii) excess cash flow shall be reduced for, among other things, cash used for capital expenditures, certain permitted investments, permitted acquisitions and certain limited restricted payments to be agreed (but in any case, excluding therefrom the payment of public shareholder dividends), in each case, to the extent financed with internally generated funds and made during such fiscal year.

Application of Prepayments:	Optional prepayments of the Term Facilities will be applied as directed by the Borrowers. Mandatory prepayments of the Term Facilities will be applied ratably between and within each of the Term Facilities in direct order of occurrence for the next eight immediately following scheduled amortization payments (based on the relative size of such scheduled amortization payments), and then applied ratably to the payment of the remaining scheduled amortization payments, on a pro rata basis between and within each of the Term Facilities.

Conditions Precedent to Initial Funding:	Subject to Certain Funds Provisions on the Closing Date, the initial borrowings under the Bank Facilities shall be subject only to (a) the conditions set forth in Section 1 of the Commitment Letter, (b) the conditions set forth in Exhibit D to the Commitment Letter, and (c) the delivery to the Bank Administrative Agent of a notice of borrowing (along with one or more letter of credit requests, to the extent that the Borrowers are requesting the issuance of Letters of Credit on the Closing Date).
Solution — Commitment Letter

Conditions Precedent to All Other Extensions of Credit:	After the Closing Date, the conditions precedent to each borrowing and each issuance of a Letter of Credit under the Bank Facilities shall be (a) delivery to the Bank Administrative Agent of a notice of borrowing or letter of credit request, as applicable; (b) the absence of any default or event of default under the Bank Loan Documents at the time of, and after giving effect to, such borrowing; (c) the accuracy in all material respects of the representations and warranties of the Borrowers, each of the Guarantors and each of their respective restricted subsidiaries at the time of, and after giving effect to, such borrowings; and (d) to the extent that compliance with the Financial Covenant was not required in the most recently reported fiscal quarter, pro forma compliance, after giving effect to such borrowing or issuance (and all prior borrowings, issuances and repayments), with the Financial Covenant, calculated on a pro forma basis for the most recent period for which financial statements were required to be delivered (whether or not compliance with the Financial Covenant was then otherwise applicable).

Representations and Warranties:	The Bank Facilities will contain such representations and warranties by the Borrowers and the Guarantors limited to the following, subject to the Documentation Principles and to customary materiality qualifications and exceptions to be agreed: organization, existence and good standing; requisite power and authority, qualification; equity interests and ownership; due authorization; no conflict; governmental consents; binding obligation; historical financial statements; no material adverse change (after the Closing Date); adverse proceedings; payment of taxes; properties; environmental matters; no defaults; Investment Company Act; margin stock; employee matters; employee benefit plans; solvency; compliance with law; disclosure; senior indebtedness; Patriot Act; anti-money laundering laws; intellectual property; Regulation H (to the extent applicable); and security documents.

Affirmative Covenants:	The Bank Facilities will contain such affirmative covenants by the Borrowers and the Guarantors limited to the following, subject to the Documentation Principles and to customary materiality qualifications and exceptions to be agreed: financial statements and other reports; maintenance of existence; payment of taxes and claims; maintenance of properties; insurance; books and records inspections; lenders’ meetings; compliance with laws; environmental compliance; use of proceeds; further assurances in respect of subsidiaries, guaranties and additional collateral; and using commercially reasonable efforts to maintain ratings.
Solution — Commitment Letter

Negative Covenants:	The Bank Facilities will contain such negative covenants by the Borrowers and the Guarantors limited to the following, subject to the Documentation Principles and to customary materiality qualifications and exceptions to be agreed: indebtedness (with exceptions, including to permit the Notes, the Securities and the Facilities); liens; restricted payments (with exceptions, including for the payment of ordinary dividends (a) in fiscal year 2011 (if the Closing Date occurs prior to the end of fiscal year 2011), up to an amount to be agreed consistent with the Documentation Principles, and (b) thereafter, up to the amount for each respective fiscal year set for the below:

fiscal year 2012:	US$135 million
fiscal year 2013:	US$150 million
fiscal year 2014:	US$160 million
fiscal year 2015 and thereafter:	US$175 million

provided, that if the Borrower pays less than the maximum amount of ordinary dividends permitted in any fiscal year, such unpaid excess amount may be added to increase the amount of maximum ordinary dividends permitted to be paid in the next two immediately following fiscal years (provided, further, that (i) in no event shall the unpaid excess amount of ordinary dividends permitted to be paid pursuant to this provision from any fiscal year be added to increase the maximum amount of ordinary dividends permitted to be paid in any fiscal year beyond the two immediately following fiscal years and (ii) upon the payment of ordinary dividends in any fiscal year pursuant to this paragraph, the availability of ordinary dividends permitted to be paid in such fiscal year shall be reduced in the following order: first, to a reduction of the unpaid excess amount of ordinary dividends permitted to be carried over from previous fiscal years (in the order of oldest in time), and second to a reduction of the available amount of ordinary dividends permitted to be paid in the then-current fiscal year)); no further negative pledges; restricted junior payments; investments; fundamental changes; disposition of assets (including subsidiaries); acquisitions; sales and lease-backs; speculative hedging activities; transactions with shareholders and affiliates; conduct of business; amendments or waivers of organizational documents; amendments or waivers with respect to certain indebtedness; and fiscal year, in each case subject to applicable periods, exceptions and baskets.

The Borrowers or any restricted subsidiary will be permitted to make acquisitions (each, a “Permitted Acquisition”) so long as (a) before and after giving effect thereto, no event of default has occurred and is continuing, (b) the Borrower would be in compliance (on a pro forma basis after giving effect to such acquisition and any other acquisition, disposition, debt incurrence, debt retirement and customary pro forma adjustments, including pro forma cost savings and synergy
Solution — Commitment Letter

addbacks, to be agreed) with the Financial Covenant recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, and (c) subject to the limitations set forth in “Guarantees” and “Security” above, the acquired company and its subsidiaries (other than any designated as an unrestricted subsidiary) will become Guarantors and pledge their Collateral to the Administrative Agent. Acquisitions of entities that do not become Guarantors and made with the proceeds of any consideration provided by the Borrowers or a Guarantor will be limited to an aggregate amount not to exceed an amount equal to the sum of (x) an amount to be agreed and (y) the amount described in the second succeeding paragraph below. The foregoing requirements will not apply to the consummation of the Acquisition.

So long as no event of default has occurred and is then continuing, the Borrowers and any restricted subsidiary will be permitted to:

(a) incur senior unsecured indebtedness, subject to compliance, on a pro forma basis (giving effect to such incurrence and all other incurrences of indebtedness since the most recently ended fiscal quarter of US Borrower for which financial statements are available) with either (i) the Financial Covenant, except that, for purposes of determining compliance with this clause (i), the then-applicable Financial Covenant shall be reduced by 0.50 or (ii) (x) the Financial Covenant and (y) a minimum 2.0 : 1.0 interest coverage ratio test (to be defined in a mutually agreed manner, consistent with the Documentation Principles but to exclude the cash proceeds from the indebtedness being inccurred); and

(b) incur subordinated indebtedness, subject to compliance, on a pro forma basis (giving effect to such incurrence and all other incurrences of indebtedness since the most recently ended fiscal quarter of US Borrower for which financial statements are available) with the Financial Covenant;

in each case, subject to terms and conditions consistent with the Documentation Principles; provided that any such indebtedness incurred by a restricted subsidiary that is not a Guarantor shall be capped at an amount to be agreed.

So long as no event of default has occurred and is then continuing, the Borrowers and any restricted subsidiary may make fair market value, non-ordinary course asset sales, in each fiscal year in an aggregate amount not to exceed 15% of the US Borrower’s consolidated net tangible assets, as determined as of
Solution — Commitment Letter

the last day of the preceding fiscal year, and subject to the mandatory prepayment provision and other terms and conditions consistent with the Documentation Principles; provided, that at least 75% of the proceeds from each such non-ordinary course asset sale shall be in the form of cash or cash equivalents. The foregoing limits on non-ordinary course asset sales will fall away in the event that the US Borrower obtains corporate family/corporate credit ratings of BBB- and Baa3 from each of S&P and Moody’s, respectively (in each case, with no negative outlook or negative watch), though for the avoidance of doubt, such non-ordinary course asset sales shall still remain subject to the mandatory prepayment provision.

The limitations on investments, restricted payments and debt payments referenced above shall be subject to (i) a carve-out to permit investments, restricted payments or restricted junior debt payments, subject to a building basket based on excess cash flow that is not required to be prepaid pursuant to the mandatory prepayment provisions of any Facility, and with terms and conditions consistent with the Documentation Principles; (ii) a carve-out to permit any investments, restricted junior debt payments and restricted payments, subject to pro forma compliance with a maximum Total Net Leverage Ratio of 2.5 : 1.0; and (iii) in the case of any debt payment, there shall be an exception for conversions of the applicable indebtedness to common or “qualified preferred” equity (or payments with the proceeds thereof) or refinancing or exchanges of debt for like or junior debt.

Upon the US Borrower’s receipt of corporate family/corporate credit ratings of BBB- and Baa3 from each of S&P and Moody’s, respectively (in each case, with no negative outlook or negative watch), (i) certain negative covenants, to be mutually agreed, will be suspended for all periods during which the US Borrower maintains such investment grade ratings, (ii) certain other negative covenants, to be mutually agreed, will be permanently removed, and (iii) all collateral will be released.

Financial Covenant:	The only financial covenant for the Bank Facilities will be maintenance of a maximum Total Net Leverage Ratio (the “Financial Covenant”) for each period of four fiscal quarters of US Borrower and its subsidiaries on a consolidated basis (beginning with the first full fiscal quarter after the Closing Date), which shall be applicable only when there exists any outstanding loan or letter of credit (drawn or undrawn) under the Term A Facility or the Revolving Facility (in the case of undrawn Letters of Credit, unless such Letters of Credit have been cash collateralized in an amount equal to no less than 102% of the face amount thereof).
Solution — Commitment Letter

The levels for the Financial Covenant shall be set at a cushion of at least 30% above the levels set forth in the model provided to the Initial Lender on May 18, 2011, or in such subsequently provided model as may be mutually agreed between the US Borrower and the Initial Lender.

Events of Default:	The Bank Facilities will contain events of default limited to the following, subject to the Documentation Principles and subject to customary materiality qualifications and exceptions to be agreed: failure to pay principal when due and failure to pay interest, fees and other amounts within 5 business days of when due; representations or warranties materially incorrect; failure to comply with covenants, with customary notice and cure periods (provided, that any breach of the Financial Covenant shall require enforcement of such default and acceleration of loans by the Revolving Lenders and Term A Lenders to trigger an event of default under the Term B Facility); cross-default to payment defaults on principal of indebtedness in an aggregate minimum threshold amount to be agreed, or to other events if the effect is to accelerate or permit acceleration of such debt; failure to pay a final judgment or court order not covered by insurance if not stayed within an appropriate period in excess of a minimum threshold amount to be agreed; bankruptcy, liquidation, or the appointment of a receiver or similar official or institution of any such proceeding if not dismissed within an appropriate period; ERISA; change of control or ownership (with such definition to be agreed in a mutually acceptable manner, but in any event shall not require any minimum ownership or control by any person, entity or group); invalidity (actual or asserted in writing by US Borrower) of the Bank Loan Documents or portion of Collateral (such portion of Collateral subject to a materiality threshold to be agreed consistent with the Documentation Principles); and failure of subordinated indebtedness to be subordinated.

Unrestricted Subsidiaries:	The Bank Loan Documents will contain provisions pursuant to which, subject to customary limitations based on a minimum consolidated restricted asset test to be agreed, and customary limitations on investments, loans, advances to, and other investments in, unrestricted subsidiaries, US Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenant or event of default provisions of the Bank Loan Documents and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the Bank Loan Documents.
Solution — Commitment Letter

Expenses and Indemnity:	The US Borrower shall pay or reimburse all reasonable and documented out-of-pocket costs and expenses incurred by the Bank Lead Arrangers, the Bank Administrative Agent and the Collateral Agent in connection with the syndication of the Bank Facilities and with the preparation, negotiation, execution and delivery of the Bank Loan Documents and any security arrangements in connection therewith, including the reasonable and documented out-of-pocket legal expenses of one firm of counsel to the Bank Administrative Agent, the Bank Lenders and the Bank Lead Arrangers, taken as a whole and, if necessary, of one local counsel in each appropriate jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction); provided that, if the Closing Date does not occur, the US Borrower shall only be required to reimburse 50% of the aggregate costs and expenses referenced in the preceding portion of this sentence.

US Borrower further agrees to pay all reasonable and documented out-of-pocket costs and expenses of the Bank Administrative Agent, the Collateral Agent, the Issuing Banks, and the Bank Lenders incurred in connection with the administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of, and enforcement of any of its rights and remedies under, the Bank Loan Documents, including the reasonable and documented out-of-pocket legal expenses of one firm of counsel to the Bank Administrative Agent, the Collateral Agent, the Issuing Banks, and the Bank Lenders, taken as a whole and, if necessary, of one local counsel in each appropriate jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction).

US Borrower will indemnify the Bank Lenders, the Bank Lead Arrangers, the Bank Administrative Agent, the Collateral Agent, the Issuing Banks and their respective affiliates, and hold them harmless from and against all reasonable and documented out-of-pocket costs, expenses (including the reasonable and documented out-of-pocket legal expenses of one firm of counsel to the Bank Lenders, the Bank Lead Arrangers, the Bank Administrative Agent, the Collateral Agent, the Issuing Banks and their respective affiliates, taken as a whole and, if necessary, of one local counsel in each appropriate jurisdiction (and, to the extent required by the subject matter, one specialist counsel for each such specialized area of law in each appropriate jurisdiction) (and, in the case of a conflict of interest (as determined in the sole discretion of each affected indemnified person) where the indemnified person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected indemnified person) and liabilities arising out of or relating to
Solution — Commitment Letter

the Bank Facilities and any actual or proposed use of the proceeds of any loans made under the Bank Facilities; provided, however, that no such person will be indemnified for costs, expenses or liabilities (i) to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred solely from the gross negligence, bad faith or willful misconduct of an indemnified person or any of its affiliates or their respective officers, directors, employees, partners, agents, advisors or other representatives, (ii) which resulted from a material breach of any material Bank Loan Documents by, such indemnified person or any of its affiliates or their respective officers, directors, employees, partners, agents, advisors or other representatives, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (iii) any dispute solely among the indemnified persons and not arising out of any act or omission of the US Borrower, or any of their affiliates (except when one of the parties to such action was acting in its capacity as an agent, an arranger, a bookrunner or other agency capacity); provided that US Borrower shall not be liable for any indirect, special, punitive or consequential damages (other than in respect of any such damages required to be indemnified pursuant to the indemnification provisions).

Waivers and Amendments:	Amendments and waivers of the provisions of the Bank Loan Documents shall require the approval of Bank Lenders holding not less than a majority of the aggregate principal amount of the loans and commitments under the Bank Facilities; provided that (a) the consent of each affected Bank Lender shall be required with respect to (i) increases in the commitment of such Bank Lender; (ii) reductions of principal, interest or fees of such Bank Lender; (iii) extensions of scheduled amortization or the final maturity date; (iv) releases of all or substantially all of the Collateral or the guarantees; and (v) decreases in the required voting percentages (or any of the applicable definitions related thereto), and (b) consent of the Bank Lenders holding not less than a majority of any class of loans under the Bank Facilities shall be required with respect to matters customarily regarded as specifically affecting the rights of such class. Notwithstanding the foregoing, (x) amendments and waivers of the Financial Covenant or its component definitions will require only the approval of Lenders holding more than 50% of the aggregate amount of Loans and commitments under the Term A Facility and the Revolving Facility, and (y) the Bank Loan Documents will include customary “amend and extend” provisions, as well as provisions allowing for the Borrowers to repurchase loans on a non pro rata basis through reverse Dutch auctions.

The Bank Loan Documents shall contain customary “yank-a-bank” provisions and customary provisions relating to “defaulting” Bank Lenders (including provisions relating to reallocation of defaulting Bank Lender commitments to non-
Solution — Commitment Letter

defaulting Bank Lenders up to such non-defaulting Bank Lenders’ commitments and, in the absence of such reallocation, providing cash collateral to support swingline loans or Letters of Credit, the suspension of voting rights, rights to receive certain fees, and the termination or assignment of commitments or loans of such Bank Lenders).

The Bank Loan Documents shall provide the right for individual Lenders to agree to extend the maturity date of their own outstanding Term Loans and/or Revolving Facility commitments, as applicable, upon the request of US Borrower and without the consent of any other Lender (it being understood that each Lender under the tranche that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche), upon terms as are usual and customary for financings of this kind and scope generally, subject to the Documentation Principles.

Assignments and Participations:	Each Bank Lender may assign (other than to any Disqualified Lender) all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under one or more of the Bank Facilities. Assignments will require payment of an administrative fee to the Bank Administrative Agent, and the consents of the Bank Administrative Agent and, except with respect to assignments made as part of the primary syndication of the Facilities (subject to the provisions of Section 2 of the Commitment Letter), the consent of the US Borrower (not to be unreasonably withheld, delayed or conditioned); provided, the US Borrower shall be deemed to have consented to any such assignment in respect of the Term Facilities, unless it shall object thereto by written reply to the Bank Administrative Agent within 5 business days after having received notice thereof; provided, further, that no consent of US Borrower shall be required (i) for an assignment to an existing Bank Lender or an affiliate of an existing Bank Lender or (ii) during a payment or bankruptcy event of default; and provided, further, that no consent of the Bank Administrative Agent shall be required for an assignment to an existing Bank Lender or an affiliate of an existing Bank Lender. In addition, each Bank Lender may sell participations (other than to any Disqualified Lender) in all or a portion of its loans and commitments under one or more of the Bank Facilities; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Bank Lender to exercise voting rights in respect of the Bank Facilities (except as to certain basic issues requiring a 100% vote of affected Lenders).

Yield Protection, Taxes and Other Deductions:	The Bank Loan documents will contain yield protection provisions, customary for facilities of this nature, protecting the Bank Lenders in the event of unavailability of funding, funding
Solution — Commitment Letter

losses, reserve and capital adequacy requirements, subject to customary “yank-a-bank” provisions.

The Bank Loan Documents will provide that all payments are to be made free and clear of any taxes (other than (i) income taxes in the jurisdiction of the Bank Lenders’ applicable lending office, (ii) franchise taxes, (iii) taxes on overall net income and (iv) taxes imposed under the foreign accounts tax compliance provisions of Sections 1471 and 1472 of the Code. Bank Lenders will furnish to the Bank Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

Governing Law:	The State of New York, except as to real estate and certain other collateral documents required to be governed by local law. Each party to the Bank Loan Documents will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York.

Counsel to the Bank Lead Arrangers and Bank Administrative Agent:	Shearman & Sterling LLP.
Solution — Commitment Letter

ANNEX I TO EXHIBIT B
Foreign Subsidiaries
•	Diversey B.V.

•	Diversey Co., Ltd.

•	Diversey Brasil Indústria Quimica Ltda. or any other Brazilian subsidiary of Diversey, Inc.

•	Diversey S.p.A. or any other Italian subsidiary of Diversey, Inc.

•	Soap Merger Sub Incorporated (Delaware)

•	Sealed Air Corporation

•	SAC US

•	Cryovac

•	Sealed Air Luxembourg, SCA

•	Cryovac Japan
Solution — Commitment Letter

B-A-1

CONFIDENTIAL	EXHIBIT C
Senior Bridge Facility
Summary of Principal Terms and Conditions
All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter (including the other exhibits thereto) to which this Summary of Principal Terms and Conditions is attached.

Borrowers:	Sealed Air Corporation (the “US Borrower”, and one wholly-owned European restricted subsidiary of the US Borrower, to be agreed, the “European Borrower”, and such European Borrower, together with the US Borrower, the “Borrowers”). The Borrowers and the Guarantors (as defined below) are collectively referred to herein as the “Loan Parties.”

Acquisition:	As described in the Transaction Description.

Bridge Lead Arrangers:	Citi (in its capacity as “left” lead arranger and “left” bookrunner, the “Bridge Lead Arranger”, and together with such other lead arrangers and bookrunners as may be appointed by US Borrower in accordance with the terms of the Commitment Letter, the “Bridge Lead Arrangers”).

Bridge Administrative Agent:	Citi (in its capacity as administrative agent for the Bridge Lenders, the “Bridge Administrative Agent”).

Bridge Lenders:	The Bridge Initial Lender and/or other financial institutions (other than Disqualified Lenders) arranged by the Bridge Lead Arrangers in consultation with (or where applicable, with the consent of), US Borrower, in accordance with the syndication provisions of the Commitment Letter (the “Bridge Lenders”).

Bridge Loans:	The Bridge Lenders will make loans to the Borrowers on the date the Acquisition is consummated in an aggregate principal amount up to the Equivalent of US$1,500 million, of which (x) up to the Equivalent of US$500 million shall be available in Euros, (the “Euro Bridge Loan”), and (y) up to the Equivalent of US$1,000 million shall be available in Dollars (the “Dollar Bridge Loan” and, together with the Euro Bridge Loan, the “Bridge Loans”)

Purpose:	The proceeds of the Bridge Loans will be used to (a) finance the Acquisition and the Transactions (including refinancing pre-existing indebtedness of the Acquired Business), and (b) pay fees and expenses incurred in connection with the Transactions.

Availability:	A single drawing may be made on the Closing Date of up to the full amount of the Bridge Loans. Amounts borrowed under the
Solution — Commitment Letter

Senior Bridge Facility and repaid or prepaid may not be reborrowed.

Documentation Principles:	The definitive documentation for the Bridge Loans will contain only those conditions to borrowing, representations, warranties, covenants and events of default expressly set forth in this Exhibit C and other provisions that are usual for facilities and transactions of this type (including as to operational requirements of the Borrowers and the Acquired Business and its subsidiaries in light of their industries, businesses and business practices) (the “Bridge Documentation Principles”). The documentation for the Bridge Loans will include, among others, a credit agreement (the “Bridge Loan Agreement”), guarantees and other appropriate documents (collectively, the “Bridge Loan Documents”) and in any event shall be no more restrictive to the US Borrower and its subsidiaries than the Bank Loan Documents.

Conversion and Maturity Dates:	All Bridge Loans shall have an initial maturity date that is the one-year anniversary of the Closing Date (the “Bridge Loan Maturity Date”), which shall be extended as provided below. On the Bridge Loan Maturity Date, (i) any Euro Bridge Loan that has not been previously repaid in full will be automatically converted into a Euro-denominated senior term loan (any such loan, a “Euro Senior Term Loan”) due on the date that is eight years after the Closing Date (the “Euro Extended Maturity Date”), subject to the conditions set forth herein, and (ii) any Dollar Bridge Loan that has not been previously repaid in full will be automatically converted into two U.S. Dollar-denominated senior term loans, each such loan in an amount equal to half the aggregate amount of the then outstanding Dollar Bridge Loan (the “Eight-Year Dollar Senior Term Loan” and the “Ten-Year Dollar Senior Term Loan”, respectively, and each a “Dollar Senior Term Loan” and, collectively with any Euro Senior Term Loans, the “Senior Term Loans”). The Eight-Year Dollar Senior Term Loans shall be due on a date that is eight years after the Closing Date, subject to the conditions set forth herein. The Ten-Year Dollar Senior Term Loans shall be due on a date that is ten years after the Closing Date, subject to the conditions set forth herein. The date on which Bridge Loans are extended as Senior Term Loans is referred to as the “Conversion Date.”

The Senior Term Loans will be governed by the provisions of the Bridge Loan Documents and will have the same terms as the Bridge Loans except as expressly set forth on Annex II hereto.

Exchange of the Senior Term Loans:	At any time or from time to time on or after the Conversion Date, at the option of the Bridge Lenders, any Euro Senior Term Loans, Eight-Year Dollar Senior Term Loans or Ten-Year Dollar Senior Term Loans may be exchanged in whole or in part for
Solution — Commitment Letter

senior exchange notes, each such series of senior exchange notes having an aggregate principal amount equal to the principal amount of Euro Senior Term Loans, Eight-Year Dollar Senior Term Loans or Ten-Year Dollar Senior Term Loans being exchanged (the “Euro Exchange Securities”, the “Eight-Year Dollar Exchange Securities” and the “Ten-Year Dollar Exchange Securities”, respectively, and collectively the “Exchange Securities”); provided that Borrowers may defer the first issuance of Exchange Securities until such time as the applicable Borrower shall have received requests to issue an aggregate of at least the Equivalent of US$100.0 million in aggregate principal amount of Exchange Securities.

When issued, the Exchange Securities will be governed by an indenture to be entered into between Borrowers and a trustee in a form customarily utilized for a Rule 144A offering of high-yield securities that complies with the Trust Indenture Act, with terms to be mutually agreed, which shall have the terms set forth in this exhibit for such Exchange Securities.

If reasonably requested by the Bridge Lead Arrangers or at any time prior thereto in connection with a contemplated exchange by any Bridge Lender of Senior Term Loans for Exchange Securities, US Borrower shall (i) deliver to the Lender that is receiving Exchange Securities, and to such other Lenders as the Bridge Lender requests, an offering memorandum of the type customarily utilized in a Rule 144A offering of high-yield securities covering the resale of such Exchange Securities by such Lenders, in such form and substance as reasonably acceptable to US Borrower and the Bridge Lender, and keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement, (ii) in connection with any sale by such Bridge Lender, deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to the Bridge Lender and such certificates as the Bridge Lender may reasonably request as would be customary in Rule 144A offerings and (iii) take such other actions, and cause its advisors, auditors and counsel to take such actions, as reasonably requested by the Bridge Lender in connection with issuances or resales of Exchange Securities, including providing such information regarding the business and operations of US Borrower and its subsidiaries as is reasonably requested by any prospective holder of Exchange Securities and customarily provided in due diligence investigations in connection with purchases or resales of securities.

Notwithstanding the foregoing, the obligation to keep an offering memorandum updated shall be subject to customary “blackout” periods of not more than 45 days in any 90-day period, not to exceed 90 days in any year, for material developments. Upon effectiveness of any Shelf Registration Statement, consummation
Solution — Commitment Letter

of any Registered Exchange Offer or notice by the Lead Arrangers that the Lead Arrangers have resold all of their Exchange Securities, the Borrowers shall have no obligation to provide or update any offering memorandum pursuant to this section.

Availability of the Exchange Securities:	The Exchange Securities will be available only in exchange for the Senior Term Loans. The principal amount of any Exchange Security will equal 100% of the aggregate principal amount of the Senior Term Loan for which it is exchanged.

Guarantee:	The obligations of US Borrower in respect of the Bridge Loans, the Senior Term Loans and the Exchange Securities will be unconditionally and irrevocably guaranteed on a senior basis (the “Guarantees”) by all the domestic guarantors of the Bank Facilities. The Guarantees will automatically be released upon the release of the corresponding guarantees of the Bank Facilities. In addition, wholly-owned, material foreign restricted subsidiaries of the Borrowers may be required to provide Guarantees with respect to the obligations of the European Borrower, subject to any requirements of applicable law and the benefit from any such guarantee outweighing the cost of obtaining the same, as reasonably determined by the Bridge Administrative Agent in consultation with US Borrower.

Collateral:	None.

Interest Rates and Fees:	As set forth on Annex I hereto and in the Fee Letter.

Ranking:	The Bridge Loans, the Senior Term Loans and the Exchange Securities shall be pari passu for all purposes. With respect to the Bank Facilities, the Bridge Loans, the Senior Term Loans and the Exchange Securities shall constitute senior debt and shall rank pari passu with the Bank Facilities.

Mandatory Prepayments:	US Borrower will be required to prepay the Bridge Loans on a pro rata basis from the net proceeds (after deduction of, among other things, mandatory prepayments under the Bank Facilities) from the incurrence of any debt by US Borrower or any of its subsidiaries whose proceeds are required to prepay the Bank Facilities or from all non-ordinary course asset sales by US Borrower or any of its subsidiaries in excess of amounts reinvested in the business of US Borrower or its restricted subsidiaries on the same terms as permitted by the Bank Facilities, with exceptions and baskets usual and customary for financings of this type.
Solution — Commitment Letter

US Borrower will be required to prepay all Bridge Loans at 100% and offer to repurchase all the Senior Term Loans at 100% of the outstanding principal amount thereof plus accrued and unpaid interest to the date of repayment, upon the occurrence of a change of control or ownership (with such change of control definition to be agreed between Citi and the Borrower in a mutually acceptable manner, but in any event shall not require any minimum ownership or control by any person, entity or group).

The net cash proceeds from the issuance of the Securities (as defined in the Engagement Letter dated the date hereof and delivered herewith with respect to the Notes (the “Engagement Letter”)) will be applied to refinance the Bridge Loans held by such Bridge Lender or its affiliates, notwithstanding the pro rata provisions otherwise applicable to redemptions and prepayments.

Optional Prepayment:	The Bridge Loans will be prepayable at par at any time upon not less than 3 business days’ prior notice at the applicable Borrower’s option, in whole or in part, plus accrued and unpaid interest. Breakage costs, if any, will be paid by the Borrowers.

The Euro Exchange Securities will be non-callable for three years from the Closing Date (subject to customary 35% clawback provisions in the first three years after the Closing Date with the proceeds of equity offerings at par plus accrued interest plus a premium equal to the coupon) and will be callable thereafter at par plus accrued interest plus a premium equal to three-quarters of the coupon, which premium shall decline ratably on each anniversary of the Closing Date to zero two years before the maturity of the Euro Exchange Securities; provided, however, that any Euro Exchange Securities will be callable prior to such third anniversary at a redemption price equal to par plus accrued interest plus a make whole premium calculated on the basis of a discount rate equal to the then Treasury Rate plus one-half of one percent (0.50%).

The Eight-Year Dollar Exchange Securities will be non-callable for three years from the Closing Date (subject to customary 35% clawback provisions in the first three years after the Closing Date with the proceeds of equity offerings at par plus accrued interest plus a premium equal to the coupon) and will be callable thereafter at par plus accrued interest plus a premium equal to three-quarters of the coupon, which premium shall decline ratably on each anniversary of the Closing Date to zero two years before the maturity of the Eight-Year Dollar Exchange Securities; provided, however, that any Eight-Year Dollar Exchange Securities will be callable prior to such third anniversary at a redemption price equal to par plus accrued interest plus a make whole premium calculated on the basis of a
Solution — Commitment Letter

discount rate equal to the then Treasury Rate plus one-half of one percent (0.50%).

The Ten-Year Dollar Exchange Securities will be non-callable for five years from the Closing Date (subject to customary 35% clawback provisions in the first three years after the Closing Date with the proceeds of equity offerings at par plus accrued interest plus a premium equal to the coupon) and will be callable thereafter at par plus accrued interest plus a premium equal to one-half the coupon, which premium shall decline ratably on each anniversary of the Closing Date to zero two years before the maturity of the Ten-Year Dollar Exchange Securities; provided, however, that any Ten-Year Dollar Exchange Securities will be callable prior to such fifth anniversary at a redemption price equal to par plus accrued interest plus a make whole premium calculated on the basis of a discount rate equal to the then Treasury Rate plus one-half of one percent (0.50%).

Representations and Warranties:	The Bridge Facilities will contain representations and warranties relating to US Borrower and its restricted subsidiaries set forth in Exhibit B under the caption “Representations and Warranties,” with such changes as are appropriate in connection with unsecured bridge loans (and in any event such representations and warranties shall not be more restrictive to US Borrower and its subsidiaries than those set forth in the Bank Loan Documents).

Conditions Precedent:	Subject to the Certain Funds Provisions, the availability of the initial borrowing on the Closing Date shall be conditioned solely upon satisfaction of the applicable conditions specified in Section 1 of the Commitment Letter and the Summary of Additional Conditions Precedent as described in Exhibit D of the Commitment Letter.

Covenants:	Affirmative and incurrence-based negative covenants customary for senior unsecured high-yield senior debt offerings, based on customary senior unsecured high-yield debt securities (consistent with the Bridge Documentation Principles). Prior to the Bridge Loan Maturity Date, the negative covenants (including limitations in respect of debt incurrence, lien incurrence, merger and restricted payments will be more restrictive, in certain agreed upon aspects, than those in the Exchange Securities (but in any event less restrictive than those set forth in the Bank Loan Documents). Following the Bridge Loan Maturity Date, the negative covenants relevant to the Senior Term Loans will automatically be modified so as to be consistent with the Exchange Securities.

Financial Covenants:	None.
Solution — Commitment Letter

Events of Default:	1. Failure to pay principal, interest or any other amount, in each case, when due.

2. Representations or warranties materially incorrect when made.

3. Failure to comply with covenants (with customary notice and cure periods).

4. Cross-acceleration to debt aggregating an amount to be agreed.

5. Unsatisfied judgment or order in excess of an amount to be agreed.

6. Bankruptcy or insolvency.

7. Actual or asserted invalidity of any Guarantee or any other material Bridge Loan Document.

Any notice periods, cure periods or amounts shall be consistent with those contained in the events of default in the Existing Senior Notes (but in any event no more restrictive than the Bank Facilities); provided, however, that in the case of the Bridge Loans (but not the Senior Term Loans or Exchange Securities) (i) the notice periods, cure periods or amounts may be more restrictive than the notice periods, cure periods or amounts contained in the Existing Senior Notes and (ii) the cross-acceleration event of default may be changed to a cross payment event of default, as reasonably agreed by the Bridge Lead Arrangers and the US Borrower. The default provisions of the Bridge Loan Documents shall be no more restrictive to the US Borrower and its subsidiaries than those set forth in the Bank Loan Documents.

Voting:	Amendments and waivers of the documentation for the Bridge Loans and the other definitive credit documentation related thereto will require the approval of Bridge Lenders holding at least a majority of the outstanding Bridge Loans, except that the consent of each affected Bridge Lender will be required for, among other things, (i) reductions of principal and interest rates and fees, (ii) additional restrictions on the right to exchange Senior Term Loans for Exchange Securities or any amendment of the rate of such exchange, (iii) any amendment to the Exchange Securities that requires (or would, if any Exchange Securities were outstanding, require) the approval of all holders of Exchange Securities and (iv) any amendment to the redemption times, non-call period or call premiums in the Exchange Securities.
Solution — Commitment Letter

Assignment and Participation of Loans:	The Bridge Lenders will have the right to assign loans and commitments to their affiliates and to other Bridge Lenders (and affiliates of such other Bridge Lenders) and to any Federal Reserve Bank without restriction, and to other financial institutions after the Closing Date in consultation with, but without the consent of, US Borrower; provided, however, that prior to the Bridge Loan Maturity Date, unless there has been a Demand Failure Event or any bankruptcy event with respect to US Borrower, the consent of US Borrower (such consent not to be unreasonably withheld, delayed or conditioned) shall be required with respect to any assignment if, subsequent thereto, any Bridge Lender would hold, in the aggregate, less than 51% of the outstanding Bridge Loans held by it on the Closing Date (or immediately following the Closing Date if such Bridge Lender acquired its Bridge Loans as part of the primary syndication of Bridge Loans by the Initial Bridge Lender). Minimum aggregate assignment level (except to affiliates of the assigning Bridge Lender and other Bridge Lenders and their affiliates) of US$5,000,000 and increments of US$1,000,000 in excess thereof.

Each Bridge Lender will have the right to sell participations in its rights and obligations under the loan documents, subject to customary restrictions on the participants’ voting rights.

Right to Transfer Exchange Securities:	The holders of the Exchange Securities shall have the right to transfer such Exchange Securities in compliance with applicable law to any Eligible Holder. “Eligible Holder” will mean (a) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, (b) a person acquiring the Exchange Securities pursuant to an offer and sale occurring outside of the United States within the meaning of Regulation S under the Securities Act or (c) a non-U.S. person acquiring the Exchange Securities in a transaction that is, in the opinion of counsel reasonably acceptable to the Issuer, exempt from the registration requirements of the Securities Act; provided that in each case such Eligible Holder represents that it is acquiring the Exchange Securities for its own account and that it is not acquiring such Exchange Securities with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.
Solution — Commitment Letter

Yield Protection, Taxes and Other Deductions:	The Bridge Loan Documents will contain yield protection provisions, customary for facilities of this nature, protecting the Bridge Lenders in the event of unavailability of funding, funding losses, reserve and capital adequacy requirements, subject to customary “yank-a-bank” provisions.

The Bridge Loan Documents will provide that all payments are to be made free and clear of any taxes (other than (i) income taxes in the jurisdiction of the Bridge Lender’s applicable lending office, (ii) franchise taxes, (iii) taxes on overall net income and (iv) taxes imposed under the foreign accounts tax compliance provisions of Sections 1471 and 1472 of the Code. Bridge Lenders will furnish to the Bridge Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

Expenses and Indemnification:	Provisions regarding expense reimbursement and indemnification as set forth in Exhibit B under the caption “Expenses and Indemnification”.

Governing Law and Forum:	The laws of the State of New York. Each party to the Bridge Loan Documents will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The City of New York, Borough of Manhattan.

Counsel to Bridge Lenders, Bridge Lead Arrangers and Bridge Administrative Agent:	Shearman & Sterling LLP
Solution — Commitment Letter

ANNEX I
to Exhibit C
Senior Bridge Facility
Interest Rates and Fees

Bridge Loans:	Prior to the Bridge Loan Maturity Date, the Dollar Bridge Loans will bear interest at a rate per annum expressed as one month LIBOR (as adjusted monthly and adjusted for all applicable reserve requirements) plus the Spread. The Spread will initially be 575 basis points. If the Dollar Bridge Loans are not repaid in full within three months following the Closing Date, the Spread will increase by 50 basis points at the beginning of the subsequent three-month period and shall increase by an additional 50 basis points at the beginning of each three-month period thereafter. In no event shall LIBOR be deemed to be less than 1.00%.

Interest on the Dollar Bridge Loans will be payable in arrears at the end of each fiscal quarter and at the Bridge Loan Maturity Date. Interest on the Dollar Bridge Loans shall not exceed the blended weighted average of the then applicable Total Eight-Year Dollar Interest Cap (as defined in the Fee Letter) and the then applicable Total Ten-Year Dollar Interest Cap (as defined in the Fee Letter).

Prior to the Bridge Loan Maturity Date, the Euro Bridge Loans will bear interest at a rate per annum expressed as one month EURIBOR (as adjusted monthly and adjusted for all applicable reserve requirements) plus the Spread. The Spread will initially be 600 basis points. If the Euro Bridge Loans are not repaid in full within three months following the Closing Date, the Spread will increase by 50 basis points at the beginning of the subsequent three-month period and shall increase by an additional 50 basis points at the beginning of each three-month period thereafter. In no event shall EURIBOR be deemed to be less than 1.25%.

Interest on the Euro Bridge Loans will be payable in arrears at the end of each fiscal quarter and at the Bridge Loan Maturity Date. Interest on the Euro Bridge Loans shall not exceed the Total Euro Interest Cap (as defined in the Fee Letter).

Upon the occurrence of a Demand Failure Event the Dollar Bridge Loans will accrue interest at the fixed rate of the blended weighted average of the then applicable Total Eight-Year Dollar Interest Cap and the then applicable Total Ten-Year Dollar Interest Cap.

C-I-1

Upon the occurrence of a Demand Failure Event the Euro Bridge Loans will accrue interest at the fixed rate of the Total Euro Interest Cap.

To the extent that LIBOR cannot be determined or any Lender is unable to maintain a LIBOR loan, the Bridge Loans shall bear interest at a rate per annum equal to the higher of (x) the Federal Funds Rate plus 50 bps per annum or (y) the Prime Rate (as determined by the Bridge Administrative Agent), plus in each case the spread as indicated above (minus 100 bps).

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

LIBOR and EURIBOR will each at all times include statutory reserves.

On and after the first anniversary of the Closing Date, the Senior Term Loans will bear interest at a rate equal to the applicable Total Interest Cap (as defined in the Fee Letter). On and after the first anniversary of the Closing Date, interest on the Bridge Loans will be payable quarterly in arrears.

Exchange Securities:	The Exchange Securities will bear interest at the applicable Total Interest Cap.

Interest on the Exchange Securities will be payable semiannually in arrears.

Default:	Amounts not paid when due under the Senior Bridge Facility will bear interest at a rate of 2.00% per annum plus the rate otherwise applicable to the loans under the Senior Bridge Facility and will be payable on demand. Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the interest rate payable with respect to the Senior Bridge Facility or Exchange Securities affect the payment of any default rate of interest in respect of any Bridge Loans or Exchange Securities.
Solution — Commitment Letter

C-I-2

ANNEX II
to Exhibit C
Senior Term Loans

Maturity:	The Euro Senior Term Loans will mature on the eighth anniversary of the Closing Date.

The Eight-Year Dollar Senior Term Loans will mature on the eighth anniversary of the Closing Date.

The Ten-Year Dollar Senior Term Loans will mature on the tenth anniversary of the Closing Date.

Interest Rate:	The Euro Senior Term Loans will bear interest at an interest rate per annum equal to the Total Euro Interest Cap. Interest will be paid in cash.

The Eight-Year Dollar Senior Term Loans will bear interest at an interest rate per annum equal to the Total Eight-Year Dollar Interest Cap. The Ten-Year Dollar Senior Term Loans will bear interest at an interest rate per annum equal to the Total Ten-Year Dollar Interest Cap. In each case interest will be paid in cash.

Interest shall be payable on the last day of each fiscal quarter of the applicable Borrower and on the applicable maturity date for each of the Senior Term Loans, in each case payable in arrears and computed on the basis of a 360-day year.

Covenants, Defaults and Mandatory Prepayments:	Upon and after the Conversion Date, the covenants, mandatory prepayments and defaults which would be applicable to the Exchange Securities, if issued, will also be applicable to the Senior Term Loans in lieu of the corresponding provisions of the Bridge Loan Documents.

Optional Prepayment	The Senior Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than 3 days’ prior written notice, at the option of the Borrowers at any time.
Solution — Commitment Letter

C-II-1

CONFIDENTIAL	EXHIBIT D
Summary of Additional Conditions Precedent
All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter (including the other exhibits thereto) to which this Summary of Additional Conditions Precedent is attached.
The initial borrowing under the Facilities shall be subject to the following conditions precedent:
     1. Consummation of the Acquisition. The Acquisition shall be consummated substantially concurrently with the initial funding of the Facilities in accordance with the fully executed Merger Agreement, dated as of May 31, 2011, and the Merger Agreement shall not have been amended or modified or any condition therein waived, in each case in any respect that is materially adverse to the Lenders, without the prior written consent of the Commitment Parties (such consent not to be unreasonably withheld or delayed); provided that without the consent of the Lead Arranger, the Borrower shall not increase the portion of the purchase price of the Acquired Business payable in cash, except to the extent that such increase in the cash portion of the purchase price is funded entirely from proceeds of a contemporaneous equity offering. Immediately following the consummation of the Transactions, neither the US Borrower nor any of its subsidiaries shall have any indebtedness for borrowed money or preferred equity other than as contemplated by the Commitment Letter or as otherwise permitted under the draft Bank Loan Documents (including amounts disclosed on the schedules thereto (which scheduled amounts shall include, without limitation, all amounts set forth on Schedule 4.3(c) to the “Soap Disclosure Letter to the Agreement and Plan of Merger”, dated as of the date hereof, made by and among US Borrower, Dish and the US Borrower’s wholly-owned merger subsidiary, to the extent not otherwise repaid or refinanced prior to the Closing Date).
     2. Financial Statements. The Administrative Agent shall have received, at least 40 days before the Closing Date, unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of Sealed Air Corporation and the Acquired Business as of and for each quarterly period of Sealed Air Corporation and the Acquired Business, respectively, ended after the date of the Commitment Letter, but at least 90 days prior to the Closing Date (the “Interim Financial Statements”).
     3. Pro Forma Financial Statements; Projections. The Administrative Agent shall have received a pro forma consolidated balance sheet and related statements of income of US Borrower (collectively, the “Pro Forma Financial Statements”), as of the ending date of and for (i) the latest fiscal year of US Borrower ended at least 120 days before the Closing Date and (ii) if applicable, for the latest interim period for which Borrower will be required to provide the Interim Financial Statements pursuant to paragraph 2 above, in each case, after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of the balance sheet) or at the beginning of the period (in the case of the income statements). US Borrower shall have delivered its most recent projections through the 2016 fiscal year, prepared on a quarterly basis through the end of 2012.
     4. Solvency. The Administrative shall have received a solvency certificate from the chief financial officer of US Borrower in the form of Annex I to this Exhibit D.
     5a. Offering Document for Notes. US Borrower shall have (i) prepared an offering memorandum suitable for use in a customary “high-yield road show” relating to the Notes and in
Solution — Commitment Letter

customary form for offering memoranda used in Rule 144A debt offerings, including discussion of US Borrower and the Acquired Business, risk factors, financial statements, pro forma financial statements and other financial data of the type and form customarily included in such offering memoranda (other than consolidating and other financial statements and data with respect to guarantor and non-guarantor subsidiaries), and all other data that would be reasonably necessary for the Investment Bank (as defined in the Engagement Letter) to receive customary “comfort” from independent accountants (including customary “negative assurances”) in connection with the offering of the Notes and customary legal opinions in Rule 144A offerings of high-yield securities (collectively, the “Offering Document”) and delivered the Offering Document to the Investment Bank at least 20 business days prior to the Closing Date; provided that this condition shall be deemed satisfied if such offering memorandum excludes sections (document cover and plan of distribution) that would customarily be provided by the Investment Bank; and (ii) caused the senior management and other representatives of US Borrower, and used commercially reasonable efforts to cause the senior management and other representatives of the Acquired Business, to provide access in connection with due diligence investigations and to participate in a customary high-yield “road show,” for a customary period during the consecutive 20 business day period commencing on the date of delivery of a final Offering Document (at no time during which period the financial information in the Offering Document shall be “stale”); provided that such consecutive 20 business day period referenced in this paragraph shall (i) either be completed prior to August 22, 2011 or shall commence after September 6, 2011, or (ii) if commenced after September 6, 2011, either be completed prior to December 19, 2011 or shall commence after January 6, 2012; provided, however that November 24 and 25, 2011 shall not be considered business days for purposes of this paragraph but a period including such days shall be considered a consecutive period for purposes of this paragraph.
     5b. Confidential Information Memorandum. The Lead Arranger shall have received, not later than 20 business days prior to the Closing Date, the complete confidential information memorandum relating to the Senior Secured Credit Facilities suitable for use in a customary syndication of bank financing; provided that such consecutive 20 business day period referenced in this paragraph shall (i) either be completed prior to August 22, 2011 or shall commence after September 6, 2011, or (ii) if commenced after September 6, 2011, either be completed prior to December 19, 2011 or shall commence after January 6, 2012; provided, however that November 24 and 25, 2011 shall not be considered business days for purposes of this paragraph but a period including such days shall be considered a consecutive period for purposes of this paragraph. If the US Borrower reasonably believes, in good faith, that it has provided the information required to be provided by it under Sections 2, 3, 5(a) and 5(b) of this Exhibit D (such information, the “Required Financial Information”), the US Borrower may then deliver to the Administrative Agent and the Investment Bank a written notice to that effect (stating how and when it believes it completed such delivery), in which case the US Borrower shall thereafter be deemed to have provided the Required Financial Information unless the Administrative Agent or the Investment Bank reasonably believes, in good faith, the US Borrower has not completed the delivery of the Required Financial Information and, within five Business Days after its receipt of such notice, either the Administrative Agent or the Investment Bank, as applicable, delivers a written notice to the US Borrower to that effect (stating with reasonable specificity which Required Financial Information the Administrative Agent or the Investment Bank, as applicable, reasonably believes has not delivered, or has been delivered incompletely, by the US Borrower).
     6. Collateral. With respect to the Facilities, all documents and instruments required to perfect the Administrative Agent’s security interest in the Collateral shall have been
Solution — Commitment Letter

executed and delivered and, if applicable, be in proper form for filing; provided, however, that this condition is subject in all respects to the Certain Funds Provision.
     7. PATRIOT Act. The Bank Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act that has been requested by the Administrative Agent in writing at least 5 days prior to the Closing Date.
     8. Miscellaneous Closing Conditions. Subject to the Certain Funds Provisions, the delivery of customary legal opinions of Borrowers’ counsel; the Specified Representations and the Merger Agreement Representations shall be true in all material respects; and provision of customary evidence of authorization.
     9. Fees. Payment of all fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least 2 business days prior to the Closing Date, shall, upon the initial borrowing under the Facilities, have been paid (which amounts may be offset against the proceeds of the Facilities).
Solution — Commitment Letter

Form of Solvency Certificate
Date: _____, 2011
To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:
          I, the undersigned, the Chief Financial Officer of _____, a _____ _____ (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:
          1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section __ of the Credit Agreement, dated as of _________ ____, 2011, among _________ (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.
          2. For purposes of this certificate, the terms below shall have the following definitions:
          (a) “Fair Value”
          The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
          (b) “Present Fair Salable Value”
          The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
          (c) “Stated Liabilities”
          The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.
          (d) “Identified Contingent Liabilities”
          The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.
Solution — Commitment Letter

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          (e) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”
          For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) as they otherwise become payable.
          (f) “Do not have Unreasonably Small Capital”
          For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.
          3. For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.
          (a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section __ of the Credit Agreement.
          (b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.
          (c) As the Chief Financial Officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.
          4. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature and (iv) the Borrower and its Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under any United States federal or state laws relating to fraudulent transfers and conveyances.
* * *
          IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by the Chief Financial Officer as of the date first written above.

SEALED AIR CORPORATION
By:
Name:
	Title:	Chief Financial Officer

Solution — Commitment Letter

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